Exhibit 4.6

FINAL

19 February 2016

Private circulation

Deutsche Bank Equity Plan

Plan Rules

Effective date – 1 March 2016

1. Purpose

The Deutsche Bank Equity Plan is intended to motivate key employees through participation in Deutsche Bank value creation and to align the interests of employees with those of the shareholders. The program fosters a common interest between shareholders and employees of the DB Group, as well as a perceived sense of employee ownership through awards linked directly to the Deutsche Bank share price.

Participants in the Plan are selected at the discretion of the Committee. Participation during one Plan year does not guarantee future participation.

2. Definitions

For the purposes of the Plan, the following terms shall have the meanings indicated:

“Acknowledgement” has the meaning given in Rule 4.9, and “Acknowledge” and “Acknowledged” shall be construed accordingly.

“Acquirer Entity” means the person, company or entity which, through acquisition, merger, spin-off, transfer, or other consolidation (or series thereof), shall be the legal successor to or owner (whether direct or indirect) of the DB business unit, Division or Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the relevant Participant worked, or any of its Subsidiaries or Holding Companies or any Subsidiary of any such Holding Company.

“Agreed Termination” means a Participant ceasing to be a DB Employee following the resolution of an employment-related dispute, resolved by the execution of a settlement, separation or compromise agreement containing, among other things, a full release of claims against each DB Group Company by the Participant.

“Annual Award” means any Award referred to as an Annual Award in the Award Statement.

“Applicable DB Group Policy or Procedure” means any DB policy or procedure regarding: general accounting; application of accounting methodologies; approvals procedures; risk management; regulatory procedures or rules; any other financial or compliance matters; or conduct matters, including, but not limited to, Deutsche Bank’s Code of Business Conduct and Ethics as amended from time to time (in each case of which the Participant knew or it would be reasonable to expect the Participant to have known).

“Award” means a conditional right to receive DB Shares following the Release Date granted pursuant to this Plan which may be an Annual Award, New Hire Award, Off-cycle Award, Retention Award or Upfront Award. An Award does not give a Participant a right to subscribe for unissued DB Shares.

“Award Date” means the effective date of an Award, as shown on the Award Statement.

“Award Statement” means the statement provided to a Participant under Rule 4.3.

“Career Retirement” means voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equalling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee on or before the most recent date of termination of employment and provided the Participant has made a valid Election to Career Retire in connection with the relevant Award. If the Consecutive Service Requirement is satisfied, the number of complete years of service used to calculate the Rule of 60 may also include any period of employment as a DB Employee prior to a break in continuous service. Where a Participant became a DB Employee as a result of a DB Group Company acquiring or merging with a company or other entity which employed the Participant, or acquiring a business in which the Participant was employed, continuous employment with that company or other entity, or in that business, ending with the date of acquisition or merger shall be treated for the purposes of this definition as service as a DB Employee, provided that the Participant has remained a DB Employee since the acquisition or merger.

“Cause” means in respect of the termination of a Participant’s employment by any DB Group Company (i) any act or omission or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment, (ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not materially affect the business or reputation of any DB Group Company), (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of the Participant’s duties as a DB Employee or conduct by the Participant otherwise in violation of the terms of the applicable employee handbook or other local policy or contractual documentation, (iv) knowingly failing or refusing to carry out specific lawful instructions from a DB Group Company (or a duly authorised employee or officer of such a company) relating to material matters or duties within the scope of the Participant’s responsibilities for a DB Group Company, (v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust, or (vi) the issuance of any order or enforcement action against the Participant or against any DB Group Company in connection with the Participant’s actions or omissions by any regulatory body with authority over the conduct of business by that DB Group Company that materially impairs a) the financial condition or business reputation of the DB Group or any DB Group Company or b) the Participant’s ability to perform the Participant’s assigned duties.

“Change of Control” means a change in the control of Deutsche Bank AG which shall occur if, by one or a series of transactions or events, a third party or a group of third parties acting together (directly or indirectly) acquires more than 50 percent of the issued share capital of Deutsche Bank AG and/or becomes entitled to exercise more than 50 percent of voting rights attributable to the issued share capital of Deutsche Bank AG. The Committee (as constituted before the relevant event) will determine, in its sole discretion, whether or not a Change of Control has occurred in accordance with this definition.

“Closing Price” means the closing price of DB Shares in the Xetra system as reported on Bloomberg (currently under “DBK GY”), or the closing price on such other exchange as may be determined by the Committee from time to time.

“Committee” means the Senior Executive Compensation Committee in normal circumstances but may alternatively be the Management Board or any committee or other entity or persons designated by the Management Board to act as the decisional body under this Plan. To the extent that matters are determined in relation to Awards made or to be made to members of the Management Board, the Committee means the Supervisory Board of Deutsche Bank or a duly authorised committee of the same.

“Competitive Services” means services that are substantially similar to any or all of the services provided by the Participant during the period that the Participant was a DB Employee, and are competitive with, or are intended to replace or serve as an alternative to, any services provided by the Division in which the Participant worked during that period.

“Compliance Department” means any applicable compliance department of the DB Group.

“DB Employee” means a person employed by any DB Group Company.

“DB Group” means Deutsche Bank and each of its Subsidiaries.

“DB Group Company” means any company or other corporation in the DB Group.

“DB Share” means a registered share of Deutsche Bank AG, as listed and traded on the Frankfurt Stock Exchange - Xetra or other authorised exchanges, or any other shares which may replace them from time to time (whether in a successor corporation or otherwise).

“Delivery” means DB Shares forming all or part of an Award becoming held by the Nominee (on trust absolutely for the Participant or the Participant’s Representative) or, if earlier, being transferred into the Participant’s (or the Participant’s Representative’s) custody account, or other settlement of the Award in accordance with Rules 6.6, 7.1(b) or 7.1(c). “Delivery Date” and “Delivered” shall be construed accordingly.

“Deutsche Bank” means Deutsche Bank AG and any successor corporation or other corporation into which Deutsche Bank AG is merged or consolidated or to which Deutsche Bank AG transfers or sells all or substantially all of its assets.

“Division(s)” means the primary operational business areas of the DB Group, which include the core revenue generating areas and infrastructure and support areas, as established or adjusted by Deutsche Bank, in its discretion, from time to time. Each Division is divided into smaller operating business units.

“Election” or “Election to Career Retire” shall have the meaning given to that term in Rule 4.6.

“Financial Services” includes (without limitation) any (or any combination) of the following:

(a)	commercial or retail banking;

(b)	brokerage;

(c)	wealth management;

(d)	insurance, pension or lending services;

(e)	financial, business, investment or economic advisory services (including raising or preserving capital or transitioning ownership of any asset);

(f)	asset management;

(g)	issuing, trading or selling instruments or other investments; and

(h)	advising on or investing in private equity or real estate,

and also includes any other activities engaged in by any DB Group Company that the Committee considers constitute financial services.

“Financial Services Firm” means a business enterprise whose sole or primary function is the provision of Financial Services (whether to individuals, institutions or any other person or entity).

“Holding Company” of a company or entity means a company or entity of which the first company or entity is a Subsidiary.

“Management Board” means the Management Board of Deutsche Bank (the Vorstand).

“Material Control Failure” means:

(a)	a significant failure to draft, adopt, approve or implement internal financial and operational policies or procedures of the DB Group (or any DB Group Company) which would have provided assurance as to (i) the reliability and integrity of information, (ii) compliance with laws and regulations, (iii) safeguarding and accountability of assets, and/or (iv) preventing or detecting error or fraud; or

(b)	a failure to administer or comply with any of the policies or procedures described above which have been adopted.

“New Hire Award” means an Award referred to as a New Hire Award in the Award Statement, usually being “buy-out”, “replacement” or “sign-on” awards granted or issued in connection with the commencement of a Participant’s employment as a DB Employee.

“Nominee” means the party authorised to hold DB Shares on trust absolutely for a Participant upon Delivery, being DB Group Services (UK) Ltd or such other party as may be appointed by the Committee from time to time.

“Off-cycle Award” means an Award referred to as an Off-cycle Award in the Award Statement.

“Participant” means any person to whom an Award has been made under the terms and conditions of this Plan for so long as that person has any rights under this Plan.

“Performance Condition” means a condition stated in the Award Statement for an Award or a Tranche of an Award which determines the extent to which that Award or Tranche will Vest and/or become capable of settlement.

“Plan” means this DB compensation plan, the Deutsche Bank Equity Plan as governed by these Plan Rules.

“Plan Administrator” means DB Group Services (UK) Limited or any other person or entity appointed by the Committee for the purpose of administering the Plan as referred to in Rule 9.1.

“Plan Rules” or “Rules” means this document which sets out the binding terms and conditions of the Plan (as amended from time to time pursuant to Rule 10).

“Proof of Certification” means any information deemed necessary or desirable by the Plan Administrator (i) to confirm a Participant’s compliance with the terms and provisions of an Award; (ii) to enable the Plan Administrator to apply the terms and provisions of an Award; or (iii) to enable the Plan Administrator (or any DB Group Company) to comply with its obligations in relation to an Award, including, but not limited to: copies of tax returns and employment or payroll-related documentation, or any confirmation or agreement by a Participant deemed necessary or desirable by the Plan Administrator to carry out any of the Plan Rules or any other rule or regulation, as determined by the Plan Administrator (including without limitation confirmation or agreement that the Participant is bound by the Plan Rules in relation to an Award).

“Proprietary Information” means any information which is not publicly available (other than as a result of the Participant’s action), including, without limitation, all financial or product information, business plans, client lists, compensation details or other confidential information, copyright, patent and design rights in any invention, design, discovery or improvement, model, computer program, system, database, formula or documentation, including information conceived, discovered or created during or in consequence of the Participant’s employment as a DB Employee.

“Public Service Employee” means an employee employed exclusively (i) in a business, industry, organisation or entity (excluding banks, sovereign wealth funds and other financial institutions, other than central banks and regulatory bodies), that is wholly owned or controlled by the government, whether at a national or local level; or (ii) by an organisation whose primary objective is something other than the generation of profit, such as a bona fide charitable institution; or (iii) as a teacher at a bona fide educational establishment.

“Public Service Retirement” means voluntary termination of employment as a DB Employee by a Participant to work as a Public Service Employee.

“Release Date” means:

(a) in relation to an Award with no Retention Period, the Vesting Date;

(b) in relation to an Award with a Retention Period, the last day of the Retention Period as stated in the Award Statement (or any earlier date on which the Retention Period ceases to apply under Rule 8), or, if later, the Vesting Date, or, in each case, any later date on which it is determined that any applicable Performance Conditions are satisfied and, in each case, subject to any delay in the Release Date pursuant to Rule 6.6.

“Representative” means, in the case of death or Total Disability, the Participant’s duly appointed beneficiary, legal representative or administrator, as applicable.

“Retention Award” means an Award referred to as a Retention Award in the Award Statement.

“Retention Period” for certain Awards means the period ending on the date specified in the Award Statement (subject to the provisions of the Plan).

“Retirement” means retirement at pensionable age in accordance with the pension plan arranged or provided by or in conjunction with a DB Group Company, of which the Participant is, or is eligible to be, a member.

“Senior Executive Compensation Committee” means the committee delegated by the Management Board to govern this Plan.

“Subsidiary” means a company or other entity in which a Holding Company has a direct or indirect controlling interest or equity or ownership interest which represents more than fifty percent (50%) of the aggregate equity or ownership interest in that company or entity.

“Supervisory Board of Deutsche Bank” means the board that oversees and advises the Management Board in its management of the business.

“Total Disability” means the Participant being prevented from engaging in any substantial gainful activity by physical or mental impairment that can be expected to either (i) result in death or (ii) last for a continuous period of not less than 12 months, as certified by the Committee, in its sole discretion.

“Tranche” means a portion of an Award as detailed on the Award Statement, which may be subject to different provisions related to Vesting and Retention Period (if applicable), and/or Performance Conditions, to other Tranches comprised within that Award.

“Upfront Award” means an Award referred to as an Upfront Award in the Award Statement which shall Vest at the Award Date but shall be subject to a Retention Period.

“Vest” means, in the context of an Award or a Tranche of an Award, to be no longer subject to the forfeiture provisions contained in these Plan Rules, except for those contained in Rules 4.7, 5.3(a), 5.3(e), 5.3(f), 5.3(g), 6.2, 6.3, 6.4 and 6.5 as applicable. “Vesting” and “Vested” shall be construed accordingly. For the avoidance of doubt a Vested Award may continue to be subject to: (a) a Retention Period; and (b) lapse under Rule 4.5 where it has not yet been Delivered.

“Vested Award” means an Award that has Vested.

“Vesting Date” means the date or dates set forth in the Award Statement upon which an Award or Tranche will Vest (subject to the satisfaction of any Performance Conditions to which Vesting is subject), provided that if Vesting has been accelerated or delayed under these Plan Rules, it shall mean the date of Vesting determined in accordance with the relevant Rule.

“Volume-Weighted Average Price” means the volume-weighted average price of a DB Share on Xetra for the relevant trading day, or the volume-weighted average price on such other exchange as may be determined by the Committee from time to time.

3. Interpretation

In this Plan, where the context permits:

a)	where an Award has been made in different Tranches, references to an Award shall be taken to refer to each Tranche separately; and

b)	words in the singular shall include the plural and vice versa and words in the masculine shall include the feminine.

The headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules.

The Committee may amend or modify these Plan Rules by way of schedules to the Plan (or otherwise). Any Awards granted pursuant to such schedules shall be subject to the Plan Rules as amended or modified by that particular schedule (from time to time).

4. Awards

4.1 Eligibility: Subject to the terms and conditions in these Plan Rules, the Committee may from time to time make Awards or permit Awards to be made by such other persons as it may determine to such DB Employees as the Committee shall select.

4.2 Terms of Awards: Subject to the terms and conditions in these Plan Rules, the Committee shall be entitled to determine the terms of Awards and the dates on which those Awards are made.

4.3 Award Statement: As soon as practicable after the Award Date, the Participant shall be issued an Award Statement in relation to the Award in such form as the Committee shall determine in its sole discretion. The Award Statement shall state (in relation to each Tranche of the Award where applicable):

a)	the Award Date;

b)	the number (or maximum number in the case of an Award subject to a Performance Condition) of DB Shares subject to the Award;

c)	the type of Award (Annual, New Hire, Off-cycle, Retention or Upfront Award);

d)	the Vesting Date (assuming no acceleration or delay of the Vesting Date under these Plan Rules);

e)	the Retention Period, if the Award is subject to a Retention Period (assuming no early expiry of the Retention Period under Rule 8); and

f)	details of any Performance Conditions applicable to the Award.

4.4 Retention Period: If an Award is to be subject to a Retention Period, the Retention Period shall be determined by the Committee at the Award Date and will be stated on the Award Statement (subject to the application of Rule 8). The Retention Period shall commence on the Vesting Date of the Award. If an Award is subject to a Retention Period, a Participant shall have no entitlement to receive DB Shares in respect of that Award before the end of the Retention Period.

4.5 Performance Conditions: Awards or Tranches of Awards may be made subject to Performance Conditions as approved by the Committee at the time the Award is made. Any such conditions will be detailed in the Award Statement. The degree to which a Performance Condition is satisfied will determine the extent to which that Award or Tranche will Vest and/or become capable of settlement, and the degree to which the Performance Condition is satisfied must be determined before the Award or relevant part of the Award Vests or becomes capable of settlement (as applicable). An Award shall lapse to the extent that it is determined that it is no longer capable of Vesting and/or settlement (as applicable) because the Performance Condition has not been satisfied in full.

4.6 Career Retirement Election: The termination treatment in relation to Career Retirement set out in Rule 5.1(e) shall only apply to an Annual Award or Upfront Award (as applicable) if the Participant has notified the Plan Administrator during any time period required by the Plan Administrator in relation to that Award that the Participant intends to terminate employment as a DB Employee by reason of Career Retirement in accordance with the procedures established by the Plan Administrator for those purposes (an “Election” or an “Election to Career Retire”). An Election shall constitute a binding agreement that may only be modified pursuant to the terms and conditions in the Election. The Plan Administrator may require, among other things, one or more Elections to be made in relation to an Award and may set a time period after which an Election will expire. An Election shall not be treated as notice of termination of employment given by the Participant, however, a failure to make an Election may result in forfeiture of an Award on termination in circumstances where there would have been no such forfeiture had an Election been made.

4.7 Non-transferable Awards: A Participant may not at any time before settlement in accordance with Rule 7 (whether before or after the Vesting Date) (i) transfer, assign, sell, pledge or grant to any person or entity any rights in respect of any Award (including a Vested Award), other than in the event of the death or Total Disability of the Participant; or (ii) enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements, or attempt to do so, with respect to all or part of the DB Shares subject to the Award. Unless the Plan Administrator or the Committee decides otherwise, any breach of this Rule 4.7 will result in the forfeiture by the Participant of the Participant’s Award without any claim for compensation by the Participant or any Representative.

4.8 Compliance: The making of any Award is subject to any approvals or consents required under any applicable laws or regulations or by any governmental authority, the requirements of any exchange on which DB Shares are traded and any policy adopted by the Compliance Department.

4.9 Acknowledgement of Award: The Participant must acknowledge the Award and agree to be bound by and comply with the provisions of the Plan and any other terms contained in the Award Statement in relation to the Award (“Acknowledgement”). The procedure for Acknowledgement (including the period for doing so) will be communicated or made available to the Participant in such manner as the Committee or Plan Administrator may determine. An Award shall not Vest and shall not be Delivered, and no DB Group Company shall have any obligation to the Participant in relation to an Award, before it has been duly Acknowledged. If the Participant has not Acknowledged the Award in accordance with the specified procedure by the end of the period provided in that procedure, the Committee may in its sole discretion notify the Participant that the Award has lapsed, and neither the Participant nor any Representative shall have any claim for compensation in relation to that lapse. Following such lapse, the Participant will no longer be able to Acknowledge the Award, and no DB Group Company shall have any obligation to the Participant in relation to it.

4.10 Surrender of Award: A Participant may surrender an Award, other than an Upfront Award, in whole or in part no later than 60 days before the first Vesting Date of the Award. An Upfront Award may be surrendered in whole or in part no later than 30 days after the Award Date. Any Award surrendered shall be deemed never to have been made.

5. Impact of termination of employment

5.1 Termination resulting in continued Vesting: An Award will not be forfeited by reason of the Participant ceasing to be a DB Employee and will, if not Vested, continue to Vest in accordance with the Award Statement (subject to these

Rules, in particular the forfeiture provisions of Rule 6) and will remain subject to any applicable Retention Period or Performance Conditions, if the Participant ceases to be a DB Employee for one of the following reasons:

a)	termination by a DB Group Company without Cause;

b)	redundancy;

c)	Agreed Termination;

d)	the Participant ceases to be employed as a DB Employee due to the sale, merger, spin-off, transfer, or other consolidation (or series thereof) outside of the DB Group of the DB business unit, Division or Subsidiary (or, if applicable, the part of the DB business unit or Division) in which the Participant worked, but excluding a sale or transfer by which Deutsche Bank is merged or consolidated or transfers or sells substantially all of its assets; or

e)	in relation to Annual Awards and Upfront Awards only, Retirement, Career Retirement or Public Service Retirement.

5.2 Termination upon death or Total Disability: If a Participant ceases to be a DB Employee due to death or Total Disability (documented to the reasonable satisfaction of the Plan Administrator), an Award which is not subject to a Retention Period or a Performance Condition will, subject to Rule 6.6, Vest in full (to the extent not previously Vested) on the next administratively possible Vesting Date for other Awards granted pursuant to the Plan following receipt of such documentation as the Plan Administrator may require to establish the entitlement of the Participant or the Representative claiming on behalf of the Participant.

If a Participant who has ceased to be a DB Employee subsequently dies, and at the time of death holds any Awards which are not subject to a Retention Period or a Performance Condition, those Awards will, subject to Rule 6.6, Vest in full (to the extent not previously Vested) on the next administratively possible Vesting Date for other Awards granted pursuant to the Plan following receipt of such documentation as the Plan Administrator may require to establish the entitlement of the Participant or the Representative claiming on behalf of the Participant.

Where an Award is subject to a Retention Period or a Performance Condition it will continue to Vest in accordance with the Award Statement and subject to these Plan Rules (including, without limitation, the forfeiture provisions of Rule 6), and will remain subject to the applicable Retention Period and the applicable Performance Condition.

5.3 Termination resulting in forfeiture: A Participant shall automatically forfeit Awards without any claim for compensation by the Participant or any Representative in the following circumstances:

a)	Awards which have not been Delivered shall be automatically forfeited if, at any time prior to Delivery, the Participant ceases to be a DB Employee by reason of termination for Cause by any DB Group Company;

b)	save as otherwise provided in Rule 5.1, Awards that have not Vested shall be automatically forfeited if, at any time prior to the Vesting Date, the Participant ceases to be a DB Employee by reason of the Participant resigning, giving notice of termination of, or voluntarily terminating employment with a DB Group Company for any reason;

c)	without prejudice to the generality of Rule 5.3(b), an Annual Award that has not Vested shall be automatically forfeited if, at any time prior to the Vesting Date, a Participant who meets the Rule of 60 and Consecutive Service Requirement ceases to be a DB Employee by reason of the Participant resigning, giving notice of termination of, or voluntarily terminating employment with a DB Group Company in circumstances in which the Participant either failed to make an Election to Career Retire, or failed to respond to or follow the procedures outlined in Rule 4.6 or to submit an Election in accordance with those procedures in relation to such Annual Award and whose cessation of employment does not fall within the definition of Retirement, Public Service Retirement or Agreed Termination;

d)	Annual Awards that have not Vested shall be automatically forfeited if, following Public Service Retirement, the Participant ceases to be a Public Service Employee at any time prior to the Vesting Date for any reason other than death or Total Disability;

e)	save as otherwise provided in Rule 5.1, Upfront Awards shall be automatically forfeited if, at any time prior to the Release Date, the Participant ceases to be a DB Employee by reason of the Participant resigning, giving notice of termination of, or voluntarily terminating employment with a DB Group Company for any reason;

f)	without prejudice to the generality of Rule 5.3(e), an Upfront Award shall be automatically forfeited if, at any time prior to the Release Date, a Participant who meets the Rule of 60 and Consecutive Service Requirement ceases to be a DB Employee by reason of the Participant resigning, giving notice of termination of, or voluntarily terminating employment with a DB Group Company in circumstances in which the Participant either failed to make an Election to Career Retire, or failed to respond to or follow the procedures outlined in Rule 4.6 or to submit an Election in accordance with those procedures in relation to such Upfront Award and whose cessation of employment does not fall within the definition of Retirement, Public Service Retirement or Agreed Termination; or

g)	Upfront Awards shall be automatically forfeited if, following Public Service Retirement, the Participant ceases to be a Public Service Employee at any time prior to the Release Date for any reason other than death or Total Disability.

6. General forfeiture

6.1 Forfeiture of all unvested Awards: In addition to the other forfeiture provisions contained in the Plan Rules, a Participant shall automatically forfeit any Awards that have not Vested, without any claim for compensation by the Participant or any Representative, if any of the following events or activities occurs at any time prior to the Vesting Date for that Award, during or following employment as a DB Employee (including in connection with or following any form of termination identified in Rules 5.1 or 5.2):

a)	the Participant directly or indirectly solicits or entices away, or endeavours to solicit or entice away any individual person who is employed or engaged by any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of the Participant’s employment in the 12 months immediately prior to the termination date;

b)	the Participant solicits, directly or indirectly, any company, entity or individual who was a customer or client of any DB Group Company and, if following the termination of the Participant’s employment as a DB Employee, with whom the Participant has had business dealings during the course of the Participant’s employment in the 12 months immediately prior to the termination date in order to provide Competitive Services to such company, entity or individual;

c)	the Participant directly or indirectly obtains, uses, discloses or disseminates Proprietary Information to any other company, individual or entity or otherwise employs Proprietary Information, except as specifically required in the proper performance of the Participant’s duties for any DB Group Company;

d)	the Participant acts in a manner that is prejudicial to the reputation of the DB Group or any DB Group Company;

e)	the Participant or any Representative is responsible for any act or omission that breaches the terms of any agreement into which the Participant has entered with any DB Group Company, including any Election agreement, settlement or separation agreement or compromise agreement; or

f)	the Participant fails to provide, if asked, Proof of Certification, in accordance with Rule 7.5.

6.2 Forfeiture of all undelivered Awards: In addition to the other forfeiture provisions contained in the Plan Rules, the Committee may, in its sole discretion, determine that a Participant shall forfeit such proportion (up to and including 100%) of any Award which has not been Delivered as may be determined by the Committee in its sole discretion without any claim for compensation by the Participant or any Representative in the following circumstances:

a)	where a Participant engages in any conduct at any time prior to the Delivery Date, including prior to the Award Date, that breaches:

(i)	any Applicable DB Group Policy or Procedure; or

(ii)	any applicable laws or regulations imposed other than by the DB Group or any DB Group Company,

where that conduct is the subject of an internal investigation by a DB Group Company or of an investigation by a regulatory or law enforcement body and it results in disciplinary measures or sanctions against the Participant or a DB Group Company or would have resulted in such measures or sanctions if the Participant had not ceased to be a DB Employee.

b)	where:

(i)	the grant or Vesting of that Award was based on a performance measure or measures or on assumptions that are later determined to be materially inaccurate (regardless of whether any relevant measures or assumptions were communicated to the Participant);

(ii)	the grant, vesting or settlement of any other award made to the Participant (whether under the Plan, earlier plans or other bonus or incentive arrangements, and whether delivered or not) was based on a performance measure or measures or on assumptions that are later determined to be materially inaccurate (regardless of whether any relevant measures or assumptions were communicated to the Participant); or

(iii)	a deal, trade, transaction, or act (or failure to act) which the Committee considers to be attributable to the Participant (whether directly, indirectly, in a supervisory or managerial capacity, as a member of a committee or panel or otherwise) has a significant adverse effect, including a reputational effect, on a DB Group Company, a Division or the DB Group;

c)	where a Material Control Failure occurs, whether arising by act or omission (or series of acts or omissions), which the Committee considers to be attributable to the Participant (whether in whole or in part, directly or indirectly, in a supervisory or managerial capacity, as a member of a committee or panel or otherwise); or

d)	where forfeiture is required to comply with prevailing regulatory requirements (which, for the avoidance of doubt, includes any legislation or guidance published by a regulator from time to time).

Forfeiture under this Rule 6.2 may occur either before or after the Participant ceases to be a DB Employee for any reason.

6.3 Forfeiture for behaviour warranting termination for Cause: A Participant shall automatically forfeit any Awards which have not been Delivered if:

a)	during the Participant’s employment as a DB Employee, the Participant is responsible for an act or omission, or a series of acts or omissions, which give rise to a right on the part of any DB Group Company to terminate the Participant’s employment for Cause, whether or not the employment is in fact terminated by the DB Group Company as a result of those acts or omissions;

b)	after the termination of the Participant’s employment as a DB Employee (for whatever reason), it is determined that the Participant was responsible for an act or omission, or a series of acts or omissions, while a DB Employee which gave rise to a right on the part of any DB Group Company to terminate the Participant’s employment for Cause, even if that right was not exercised; or

c)	after the termination of the Participant’s employment as a DB Employee, the Participant is responsible for an act or omission, or a series of acts or omissions, which would have given rise to a right on the part of any DB Group Company to terminate the Participant’s employment for Cause had the Participant been a DB Employee at the time of the acts or omissions, in each case whether or not any DB Group Company or any officer or employee of any DB Group Company knew at the time of the act or omission, or series of acts or omissions, that the relevant right had arisen or would arise. Neither the Participant nor any Representative shall have any claim for compensation in relation to any forfeiture under this Rule 6.3.

6.4 Failure to provide details of brokerage or custody account: If an Award is to be Delivered (or has been Delivered to the Nominee) in DB Shares or other securities, and the Participant has not provided details of a valid brokerage or custody account in accordance with Rule 7.3, the Committee may in its sole discretion at any time before the transfer of the relevant shares or securities to such an account (whether before or after Delivery of the Award) forfeit that Award (and/or the shares or securities Delivered to the Nominee pursuant to it), and neither the Participant nor any Representative shall have any claim for compensation in relation to that forfeiture against any DB Group Company or the Nominee (as applicable). Following any such forfeiture of shares or securities which have been Delivered to the Nominee, the Participant shall no longer have any beneficial interest in those shares or securities.

6.5 Forfeiture following Retirement, Career Retirement or Public Service Retirement: Following Retirement, Career Retirement or Public Service Retirement, a Participant shall automatically forfeit without any claim for compensation by the Participant or any Representative any Awards that have not Vested and any Upfront Awards if the Participant is employed or engaged in any capacity by a Financial Services Firm (whether directly or via an intermediary and whether or not for remuneration) in connection with the provision of Competitive Services (before the Release Date in the case of Upfront Awards), except where:

a)	the services are provided in the ordinary course of a business other than a Financial Services Firm which employs or engages the Participant in any capacity; and

b)	either:

(i)	the majority of the clients to whom the Participant’s services are provided are not Financial Services Firms; or

(ii)	the services provided by the Participant taken as a whole are not Competitive Services.

6.6 Suspension: If the Committee considers that circumstances may be such that forfeiture may result under Rule 5.3(a), Rule 5.3(d), Rule 5.3(g), Rule 6.1(a) to (f), Rule 6.2, Rule 6.3 or Rule 6.5, the Vesting Date and/or the Release Date and/or the Delivery Date for an Award may at the sole discretion of the Committee be delayed until after those circumstances have been investigated (including, but not limited to, pursuant to any investigation referred to in Rule 6.2) and a determination has been made that forfeiture is not warranted. Where the Vesting Date and/or Release Date and/or Delivery Date for an Award is delayed under this provision such that it is after a Change of Control, the Committee may make such arrangements as it considers fair and reasonable for settlement of the Award (including settlement in cash) where Delivery in DB Shares would no longer be appropriate.

Where the Vesting Date and/or Release Date and/or the Delivery Date for an Award is delayed under this provision, if:

a)	the Participant disposes of the DB Shares immediately following the transfer of the shares into the Participant’s custody account; and

b)	the Committee determines that the Participant has suffered a disadvantage as a result of the delay caused by the suspension due to changes in the value of a DB Share or changes in the relevant foreign exchange rates between the original Vesting Date or Release Date or Delivery Date (as applicable) and the date of sale following the delayed Vesting Date or Release Date or Delivery Date (as applicable), the Committee may, but is not obliged to, make a discretionary payment of such sum as it considers appropriate to the Participant by way of compensation, provided that in no event may any such sum exceed the difference in the value of the relevant DB Shares at the original Vesting Date or Release Date or Delivery Date (as applicable) and the value of those shares on the date of sale.

Where the Vesting Date and/or the Release Date and/or the Delivery Date is delayed under this provision, the Award or Tranche of an Award shall not be subject to forfeiture under Rule 5.3(b) and 5.3(e) if the Participant ceases to be a DB Employee for reasons described in such provisions after the original Vesting Date (under Rule 5.3(b)) and/or Release Date (under Rule 5.3(e)) of the Award but before the delayed Vesting Date and/or the Release Date and/or the Delivery Date.

7. Award Settlement

7.1 Time and manner of settlement of an Award: Subject to this Rule 7, Delivery of an Award may be spread over up to ten business days following the Release Date of that Award, or such other number of days as determined by the Committee in its sole discretion, from and including the Release Date, by way of (each a “distribution”):

a)	the transfer (whether by a DB Group Company or a third party entity) of the number of DB Shares subject to the Vested Award (taking account of any reduction in that number pursuant to the application of any Performance Condition) on or after the Release Date either to the Nominee to hold on trust absolutely for the Participant before onward transfer to an approved account established by the Participant or directly into such account (in both cases, subject to the withholding provisions in Rule 7.4);

b)	if the operation of the Plan means that a Participant would be entitled to receive a fraction of one DB Share, that fraction will be settled in the manner the Plan Administrator in its sole discretion sees fit, including, but not limited to: (i) making a cash payment to the Participant equal to the cash value of the fraction of one DB Share; or (ii) offsetting the cash value of the fraction of one DB Share against an obligation or liability of the Participant under this Plan; or

c)

in the case of any changes to legislation including exchange control or regulatory treatment of any DB Group Company or any present or future Participant arising in relation to any Award following the Award Date, or in the event that any approval or consent required to permit the settlement of an Award in DB Shares (or the acquisition of those shares by any DB Group Company for the purpose of settlement of an Award) is not in place at the requisite time, the Committee may decide that DB Shares will not be transferred in accordance with Rule 7.1(a), but instead a cash payment will be made to the Participant through local payroll (instead of receiving DB Shares), calculated as set out below.

For the purposes of Rule 7.1(c), the cash amount or value will be based on a price per share for each DB Share subject to the Award equal to either the average Volume-Weighted Average Price or the average Closing Price per DB Share for the period of the first ten trading days of the month in which the Release Date occurs (or such other number of days as the Committee may determine in its sole discretion or as may be required in a particular location for regulatory or tax reasons) and converted using a foreign exchange rate reported on Bloomberg at close over the same period as the period in which the average Volume-Weighted Average Price or the average Closing Price per DB Share, as applicable, is determined, or such other foreign exchange rate that the Committee or Plan Administrator deems appropriate.

Where an Award is settled following death or Total Disability of a Participant, Delivery may be made to the Participant’s Representative following the Representative evidencing the Representative’s entitlement to so act to the satisfaction of the Committee.

7.2 Payment: Any cash payment made in connection with Rule 7.1 will be made within a reasonable number of days but, in any event, no longer than 70 days following the Release Date, subject to local payroll cycles and procedures. Any payment may be made and/or reported through the Participant’s employer, regardless of any adverse tax consequences this may cause to the Participant.

7.3 Custody/brokerage account: The Participant or any Representative must provide to the Plan Administrator, before the Vesting Date or such other date as identified by the Plan Administrator, details of a valid DB Group or E*Trade brokerage or custody account to which any payment to the Participant in the form of DB Shares or other securities is to be made, in a form satisfactory to the Plan Administrator.

7.4 Tax and social security withholding: The Plan Administrator or any DB Group Company may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. A distribution into a Participant’s custody account shall be net of any applicable taxes and social security requirements which a DB Group Company or former DB Group Company is required to withhold. Depending on the Participant’s individual circumstances, if a Participant changes locations between the Award Date and settlement, any distribution to that Participant may become subject to multiple withholding taxes or double taxation. The Plan Administrator or Nominee may sell or reduce an appropriate portion of the DB Shares or other assets otherwise distributable to the Participant (or the Participant’s Representative or such other person to whom the distribution is made) and withhold sufficient sale proceeds to satisfy the withholding liability.

The Participant (or the Participant’s Representative, if applicable) is responsible for reporting the receipt of income or the proceeds of any sale as a result of the operation of this Rule 7.4 or otherwise to the appropriate tax authority (except where any DB Group Company is legally obliged to account for such reporting).

No DB Group Company takes any responsibility (except where legally required) as to the taxation or social security consequences of the Participant participating in the Plan and a Participant should therefore seek independent tax and social security advice.

7.5 Proof of Certification: If the Plan Administrator requests any Proof of Certification, the Participant must provide such Proof of Certification in a form satisfactory to the Plan Administrator within 30 days of the request (including Proof of Certification sufficient to determine the circumstances in which the Participant ceases to be a DB Employee).

7.6 Notification of events: The Participant must notify the Plan Administrator of any events which may result in the forfeiture of the Award or any part of it prior to any Delivery Date. Furthermore, the Participant agrees that the Participant shall be deemed to warrant and undertake to the Plan Administrator and each DB Group Company on each Delivery Date that the Participant has not acted in any way giving rise to forfeiture pursuant to these Plan Rules at any time prior to the relevant Delivery Date.

If, contrary to Rule 6, the Participant derives any benefit, following the Release Date, to which the Participant is not entitled then the Plan Administrator (or any relevant DB Group Company) shall be entitled to a full recovery of all benefits derived by the Participant wrongly in breach of the warranty and undertaking and/or contrary to Rule 6. This shall be without prejudice to any other rights which any DB Group Company may have arising out of the act or omission giving rise to forfeiture.

7.7 Compliance: The settlement of any Award is subject to any approvals or consents required under any applicable laws or regulations or by any governmental authority, the requirements of any exchange on which DB Shares are traded and any policy adopted by the Compliance Department.

8. Corporate events

8.1 Effect of Change of Control on Annual, New Hire, Off-cycle and Retention Awards: Except as may otherwise be specified in a Participant’s Award Statement, on or before the occurrence of a Change of Control, the Committee shall have the sole discretion to determine whether none, some or all of the outstanding Awards will Vest (and the extent to which any Performance Conditions applicable to those Awards shall be treated as satisfied) and/or be settled as a result of the Change of Control, to the extent not already Vested.

8.2 Effect of Change of Control on Vested Awards subject to a Retention Period: Except as may otherwise be specified in a Participant’s Award Statement, on or before the occurrence of a Change of Control, the Committee shall have the sole discretion to determine as to whether any Retention Period to which a Vested Award (whether Vested pursuant to Rule 8.1 or otherwise) is subject shall be treated as ending before the Release Date specified in the Award Statement as a result of the Change of Control.

8.3 Corporate successors: The Plan shall not be automatically terminated by a transfer or sale of the whole or substantially the whole of the assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan or an equivalent equity incentive plan shall be continued after such sale, merger or consolidation subject to the agreement of the transferee, purchaser or successor entity. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of the Plan, including Rule 7 and Rule 10, and the Participant or any Representative shall have no further claim for compensation arising out of any such termination of the Plan.

8.4 Changes in capitalisation: If any change affects DB Shares on account of a merger, reorganisation, rights issue, extraordinary stock dividend, stock split or similar changes which the Committee reasonably determines justifies adjustments to Awards, the Plan Administrator shall make such appropriate adjustments as are determined by the Committee to be necessary or appropriate to prevent enlargement or dilution of rights.

9. Administration

9.1 Administration by the Plan Administrator: The Plan Administrator shall be responsible for the general operation and administration of the Plan in accordance with its terms and for carrying out the provisions of the Plan in accordance with such resolutions as may from time to time be adopted, or decisions made, by the Committee and shall have all powers necessary to carry out the provisions of the Plan.

9.2 Interpretation by the Committee: The Committee will have full discretionary power to interpret and enforce the provisions of this Plan and to adopt such regulations for administering the Plan as it decides are necessary or desirable. All decisions made by the Committee pursuant to the Plan are final, conclusive and binding on all persons, including the Participants and any DB Group Company.

9.3 Forfeiture and Vesting: The Committee shall have sole discretion, acting reasonably, to determine whether or not any of the events or activities set forth in Rule 5 and/or Rule 6 has occurred.

10. Amendment or termination of the Plan

10.1 Termination of Plan: The Committee may terminate the Plan at any time in its sole discretion. Termination of the Plan (as opposed to amendment of the Plan) would be without prejudice to the subsisting rights of Participants.

10.2 Amendment of Plan: The Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion, provided that the Committee cannot materially adversely affect a Participant’s existing Award without the Participant’s prior consent. For the avoidance of doubt, no oral representation or statement made by any third party, including any employee, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Senior Executive Compensation Committee.

10.3 Termination of Awards: The Committee may, in its sole discretion, decide at any time to replace an Award or a Tranche of an Award with an award of other assets (including cash or any combination of cash and other assets) or to take such other steps as necessary or appropriate to prevent enlargement or dilution of rights.

11. General

11.1 No guarantee of benefits:

a)	The granting of an Award is at the sole discretion of the Committee (or other persons the Committee permits to make Awards under Rule 4.1). The Committee is not obligated to make any Award, or permit any Award to be made, in the future or to allow DB Employees to participate in any future or other compensation plan even if an Award has been awarded in one or more previous years.

b)	Nothing in these Plan Rules shall be construed as an obligation or a guarantee by any DB Group Company, the Committee or the Plan Administrator with respect to the future value of an Award.

c)	Nothing contained in these Plan Rules shall constitute a guarantee by any DB Group Company that the assets of the DB Group will be sufficient to pay any benefit or obligation hereunder. No Participant or any Representative shall have any right to receive a benefit under the Plan except in accordance with the terms of these Plan Rules.

d)	An Award and resulting distribution shall not (except as may be required by taxation law or other applicable law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

e)	Any Participant who ceases to be a DB Employee for any reason (whether lawful or unlawful) shall not be entitled, and shall be deemed irrevocably to have waived any entitlement, to any compensation by way of damages for loss of employment or otherwise in connection with any loss or diminution in value in relation to any Award, except as specifically provided for in the Rules.

11.2 No enlargement of Participant rights: The establishment of the Plan and the making of Awards under it is entirely at the sole discretion of the Committee, shall not be construed as an employment agreement and shall not give any Participant the right to be retained as a DB Employee or to otherwise impede the ability of any DB Group Company to terminate the Participant’s employment. No communications concerning the Award shall be construed as forming part of a Participant’s terms and conditions of employment or any employment agreement with any DB Group Company.

11.3 Severability: The invalidity or non-enforceability of any one or more provisions of these Rules shall not affect the validity or enforceability of any other provision of these Rules, which shall remain in full force and effect.

11.4 Limitations on liability: Notwithstanding anything to the contrary in these Rules, neither any DB Group Company, the Plan Administrator, nor any individual acting as an employee, agent or officer of any DB Group Company or the Plan Administrator, shall be liable to any Participant, former employee or any Representative for any claim, loss, liability or expense incurred in connection with the Plan.

11.5 Claims by Participants: Any claim or action of any kind by a Participant or Representative with respect to benefits under the Plan or these Plan Rules, including any arbitration or litigation filed in a court of law, must be brought within one year from the date that settlement of a Participant’s Award was made or would have been made had such Award not been forfeited or lapsed pursuant to these Rules, save to the extent that this restriction would be unlawful under applicable law.

11.6 No trust or fund created: Neither the Plan nor any agreement made hereunder shall create or be construed as creating a trust or separate fund of any kind or a fiduciary relationship between any DB Group Company and the Participants or any Representative. To the extent that any Representative acquired a right to receive payments from any DB Group Company pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of that DB Group Company.

11.7 No right to dividends: An Award does not give any right to the Participant to receive dividends in relation to any DB Shares prior to Delivery of those DB Shares to the Participant.

11.8 Dealing in DB Shares: Any dealing in DB Shares acquired by a Participant pursuant to the Plan shall remain subject to the requisite Compliance Department approval.

11.9 Participant confidentiality: In accordance with applicable law the Participant shall maintain the Participant’s participation in the Plan in confidence both within and outside the DB Group, and shall not disclose the provisions of the Plan or the amount of any Award made to the Participant under the Plan to any person or entity, except the Participant’s spouse or partner or their legal, tax and/or financial adviser or to the extent legally required to do so, without the prior written authorisation of the Plan Administrator.

11.10 Assignment: Except in accordance with Rule 4.7, an Award, including a Vested Award, is not transferable or assignable by the Participant. Notwithstanding this, any DB Group Company shall have the right to novate and/or assign its contractual rights and/or obligations under this Plan in full or in part to any other DB Group Company or an Acquirer Entity at its sole discretion without the express consent of the Participant.

11.11 Data protection: Any DB Group Company may collect and process various data that is personal to Participants (for example, taxpayer and social security identification numbers) for the purposes of administering the Plan, compliance with any requirement of law or regulation, including tax-related requirements, and the prevention or investigation of crimes and malpractice. A DB Group Company may disclose this data to its affiliates or service providers (including the Plan Administrator) in connection with the administration of the Plan. Some data processing may be done outside the European Economic Area (“EEA”) where laws and practices relating to the protection of personal data may be weaker than those within the EEA, including in the United States of America, but wherever practicable the DB Group will take steps to ensure that Participants’ personal information is adequately protected. In certain circumstances courts, law enforcement agencies or regulatory agencies within or outside the EEA may be entitled to access the data. Details of Participants’ rights concerning data, which may include rights of access to their information and correction of inaccurate information, can be obtained from the local Data Protection Officers of the DB Group.

11.12 Entire agreement: These Plan Rules together with the Award Statement set forth the entire understanding of the parties with respect to the Award described on the Award Statement. Any agreement, arrangement or communication, whether oral or written, pertaining to the Award described in the Award Statement is hereby superseded and the foregoing Award shall be subject to the provisions of these Plan Rules. To the extent that there is any inconsistency between these Rules and the Award Statement or other communications, these Plan Rules shall prevail.

12. Notices

12.1 Form of notices: All notices or other communications with respect to these Plan Rules shall be in writing and be delivered in person, by email, by facsimile transmission, by registered mail (return receipt requested, postage prepaid) or as may otherwise be indicated by the Plan Administrator (including via any online computer processes established by the Plan Administrator).

Notices or communications to the Plan Administrator or any DB Group Company shall be sent to the following address (or to such other address or in such other manner for the Plan Administrator or any DB Group Company as shall be notified to the Participant):

Plan Administrator (or DB Group Company)

HR Reward

c/o DB Group Services (UK) Limited

1 Great Winchester Street

London EC2N 2DB, United Kingdom

12.2 When notices take effect: Notices or other communications shall take effect:

a)	if delivered by hand, upon delivery;

b)	if posted, upon delivery, or, in relation to communications sent to a Participant by first class post, 10.00 a.m. (UK time) on the second day after posting if earlier;

c)	if sent by facsimile or email, when a complete and legible copy of the relevant communication, whether that sent by facsimile or email (as the case may be) or a hard copy sent by post or delivered by hand, has been received at the appropriate address; and

d)	if sent via any online computer processes established by the Plan Administrator, when that communication is registered by the system or acknowledged by the Participant, as the case may be.

12.3 Participants’ contact details: It is each Participant’s responsibility to keep the Plan Administrator updated with any change to address and other contact details for that Participant. By participating in the Plan, each Participant acknowledges and agrees that the Participant shall have no claim for compensation or otherwise for any loss suffered as a result of, or in connection with, a failure to keep contact details updated. Any notice or other communication given to a Participant by the Plan Administrator or any DB Group Company shall be validly given if sent to the last address validly notified to the Plan Administrator by the Participant (or in the absence of any such notification to the address that the Plan Administrator reasonably believes to be that Participant’s address, or to be that Participant’s address before any change of address which has not been validly notified to the Plan Administrator).

13. Applicable law and jurisdiction

Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws. All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales.

The effective date of this document is 1 March 2016.

These Plan Rules (as may be amended from time to time) apply to all Awards granted on or after this Date and before Plan Rules are issued with a later effective date which will supersede and replace these Plan Rules in relation to future grants of Awards.

FINAL

29 February 2016

Private circulation

Deutsche Bank Equity Plan

Plan Rules - Schedules

Effective date – 1 March 2016

For internal use only

Schedule 1: Deutsche Bank Cash Plan

This schedule (“Schedule 1”) contains the rules of the Deutsche Bank Cash Plan and is usually applicable to employees in Brazil, Canada, Chile, China, Croatia, Denmark, Guernsey, Israel, Pakistan, Russia, Saudi Arabia, South Africa, Sri Lanka, Turkey, Ukraine and Vietnam. The rules of the Deutsche Bank Equity Plan apply to Awards granted under the Deutsche Bank Cash Plan, and such rules are incorporated herein, except as amended by this Schedule 1.

If this Deutsche Bank Cash Plan is used to make an Award to a Participant who is subject to federal taxation in the United States of America, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 2. If this Deutsche Bank Cash Plan is used to make an Award to a Participant who is employed by a Russian employing company of the DB Group, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 4. If this Deutsche Bank Cash Plan is used to make an Award to a Participant who is subject to taxation in Canada, then the references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 5.

1. Definitions

The definition of “Award” in Rule 2 is replaced with the following definition:

“Award” means an award of a conditional right to receive an amount of cash following the Release Date calculated in accordance with this Plan by reference to the value of DB Shares, which may be an Annual Award, New Hire Award, Off-cycle Award, Retention Award, or Upfront Award. An Award will not give a Participant any right to DB Shares.

The definition of “Delivery” in Rule 2 is replaced with the following definition:

“Delivery” means the payment of an amount of cash in settlement of an Award to a Participant or the Participant’s Representative.

The definition of “Plan” in Rule 2 is replaced with the following definition:

“Plan” means the Deutsche Bank Cash Plan as governed by the Plan Rules, except as amended by this Schedule 1.

2. Awards

Rule 4.3(b) is replaced with the following:

b)	the number (or maximum number in the case of an Award subject to a Performance Condition) of DB Shares by reference to which the amount of cash payable under the Award is calculated;

3. General forfeiture

3.1 Rule 6.4 is replaced with the following:

6.4 Failure to provide details of bank account: If the Participant has not provided details of a valid bank account in accordance with Rule 7.3 (if requested), the Committee may in its sole discretion at any time before Delivery of the Award forfeit that Award, and neither the Participant nor any Representative shall have any claim for compensation in relation to that forfeiture.

3.2 Rule 6.6 is replaced with the following:

6.6 Suspension: If the Committee considers that circumstances may be such that forfeiture may result under Rule 5.3(a), Rule 5.3(d), Rule 5.3(g), Rule 6.1(a) to (f), Rule 6.2, Rule 6.3 or Rule 6.5, the Vesting Date and/or the Release Date and/or the Delivery Date for an Award may at the sole discretion of the Committee be delayed until after those circumstances have been investigated (including, but not limited to, pursuant to any investigation referred to in Rule 6.2) and a determination has been made that forfeiture is not warranted.

Where the Vesting Date and/or Release Date and/or the Delivery Date for an Award is delayed under this provision and the Committee determines that the Participant has suffered a disadvantage as a result of the delay caused by the suspension due to changes in the value of a DB Share or changes in the relevant foreign exchange rates between the original Vesting Date or Release Date or Delivery Date (as applicable) and the delayed Vesting Date or Release Date or Delivery Date (as applicable), the Committee may, but is not obliged to, make a discretionary payment of such sum as it considers appropriate to the Participant by way of compensation, provided that in no event may any such sum exceed the difference in the value of the relevant DB Shares at the original Vesting Date or Release Date or Delivery Date (as applicable) and the delayed Vesting Date or Release Date or Delivery Date (as applicable).

Where the Vesting Date and/or the Release Date and/or the Delivery Date is delayed under this provision, the Award or Tranche of an Award shall not be subject to forfeiture under Rule 5.3(b) and 5.3(e) if the Participant ceases to be a DB Employee for reasons described in such provisions after the original Vesting Date (under Rule 5.3(b))and/or Release Date (under Rule 5.3(e)) of the Award but before the delayed Vesting Date and/or the Release Date and/or the Delivery Date.

4. Award Settlement

4.1 Rule 7.1 is replaced with the following:

7.1 Time and manner of settlement of an Award: Subject to this Rule 7, as soon as administratively practicable following the Release Date but, in any event, no longer than 70 days after the Release Date, a Vested Award or Tranche shall be settled by way of a cash payment to the Participant via local payroll (a “distribution”), of an amount equal to the number of DB Shares subject to the Vested Award (taking account of any reduction in that number pursuant to the application of any Performance Condition) multiplied by a price per share for each DB Share equal to either the average Volume-Weighted Average Price or the average Closing Price per DB Share for the period of the first ten trading days of the month in which the Release Date occurs (or such other number of days as the Committee may determine in its sole discretion or as may be required in a particular location for regulatory or tax reasons) and converted using a foreign exchange rate reported on Bloomberg at close on the Release Date, or such other foreign exchange rate that the Committee or Plan Administrator deems appropriate. Where the Award is settled after a Change of Control or other event as a result of which the above method of calculating the price per share for a DB Share is not available, the Committee may determine the relevant price per share in such manner as they determine to be appropriate.

Where an Award is settled following death or Total Disability of a Participant, Delivery may be made to the Participant’s Representative following the Representative evidencing the Participant’s entitlement to so act to the satisfaction of the Committee.

In relation only to a Participant who is subject to federal taxation in the United States of America, the following wording shall be added to the end of the above wording for Rule 7.1:

Where the application of Schedule 2 provides for payment, distribution or Delivery of Awards before the Release Date, the references to Release Date in Rule 7.1 shall be taken to be references to that earlier date of payment, distribution or Delivery.

4.2 Rule 7.2 is replaced with the following:

7.2 Payment: Any payment is subject to local payroll cycles and procedures and may be made and/or reported through the Participant’s employer, regardless of any adverse tax consequences this may cause to the Participant. All cash payments will be made via payroll to the Participant’s last known bank account (or such other bank account notified to the Plan Administrator by the Participant).

4.3 Rule 7.3 is replaced with the following:

7.3 Bank Account:

The Participant or any Representative must, if requested, provide to the Plan Administrator, before the Release

Date or such other date as identified by the Plan Administrator, details of a valid bank account to which any payment to the Participant is to be made, in a form satisfactory to the Plan Administrator.

Schedule 2: United States of America Taxpayers

This schedule (“Schedule 2”) modifies the provisions of the Deutsche Bank Equity Plan, as amended from time to time (the “Plan”) with respect to Awards in relation to which the Participant may, in the absence of the provisions of this Schedule 2, be subject to federal taxation in the United States of America under the provisions of Section 409A and/or Section 457A. The provisions of this Schedule 2 apply automatically to those Awards (whether applicable at the Award Date or not) and supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder in relation to the respective Participants.

Any capitalized terms contained but not defined in this Schedule 2 shall have the meaning provided in the Plan.

These modifications are made to the Plan with the intent that the Plan be compliant with Section 409A or where applicable, to fall within the relevant short-term deferral exceptions under Section 457A and Section 409A:

1. Definitions

The following definitions are added to Rule 2 of the Plan:

“Disability” means the Participant being prevented by accidental bodily injury or illness from performing the majority of the Participant’s assigned duties as determined in accordance with applicable DB Group policy as certified by the Committee, in its sole discretion.

“Premium Award” means an Annual Award referred to as an Annual Award – Premium Award in the Award Statement.

“Qualifying Plan Termination” means a termination of the Plan pursuant to which acceleration of the time and form of payment or distribution is permitted under Section 409A.

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated or U.S. Treasury Department or U.S. Internal Revenue Service guidance issued thereunder, as may be in effect from time to time.

“Section 457A” means Section 457A of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated or U.S. Treasury Department or U.S. Internal Revenue Service guidance issued thereunder, as may be in effect from time to time.

“Section 457A Impacted Award” means an Award to a Participant under a nonqualified deferred compensation plan of a nonqualified entity (as those terms are defined for purposes of Section 457A), which the Committee or the Plan Administrator determines is subject to taxation under Section 457A or would, in the absence of the application of the provisions of this Schedule 2, be subject to taxation under Section 457A.

The definition of “Retirement” in Rule 2 is replaced with the following provision:

“Retirement” means, for the purposes of the Plan, the actual date of retirement by a Participant, on or after age 65.

The definition of “Total Disability” in Rule 2 is replaced with the following provision:

“Total Disability” means either (a) a medically determinable physical or mental impairment (i) that can be expected to either (1) result in death or (2) last for a continuous period of not less than 12 months and (ii) as a result of which the Participant either (1) becomes unable to engage in any substantial gainful activity or (2) receives income replacement benefits for a period of not less than 6 months under a long-term disability plan covering DB Employees (but in no case shall the receipt of workers’ compensation benefits be considered to qualify as such benefits); or (b) the

Participant is deemed Totally Disabled and eligible to receive disability benefits from the US Social Security Administration.

2. Awards

The following sentence is added at the end of Rule 4.6:

For the avoidance of doubt, the requirements for an Election to Career Retire under this Rule 4.6 shall continue to apply to Section 457A Impacted Awards which have Vested under Rule 5.4 for the purposes of the application of Rules 5.4(d) and (e).

3. Impact of termination of employment

The following Rule 5.1(f) is added to Rule 5.1 of the Plan:

f) a Disability other than a Total Disability.

Rule 5.2 is hereby replaced with the following:

5.2 Termination upon death or Total Disability: If a Participant ceases to be a DB Employee due to death or Total Disability (documented to the reasonable satisfaction of the Plan Administrator), an Award which is not subject to a Retention Period or a Performance Condition will, subject to Rule 6.6, Vest in full as soon as practicable after the date of Total Disability or death, to the extent not previously Vested (Accelerated Vesting).

Where an Award other than a Section 457A Impacted Award is subject to a Retention Period or a Performance Condition it will continue to Vest in accordance with the Award Statement and subject to these Plan Rules (including, without limitation, the forfeiture provisions of Rule 6), and will remain subject to the applicable Retention Period and the applicable Performance Condition. A Section 457A Impacted Award will be subject to Rule 5.4.

Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, the time of Delivery of an Award or Tranche of an Award may be accelerated as a result of a Participant suffering an “unforeseeable emergency”, as set forth in and in accordance with Section 409A, and only at the sole discretion of the Committee. For the avoidance of doubt, the Delivery of an Award or Tranche of an Award will only be accelerated to the extent that the value delivered is not more than is reasonably necessary to meet the emergency, as determined by the Committee, taking into account the applicable tax payable.

Notwithstanding anything to the contrary in the Plan or any Award Statement, neither the Committee nor the Plan Administrator shall have the discretion to accelerate the distribution of an Award except as expressly provided in this Schedule 2 or otherwise in compliance with Section 409A.

After Rule 5.3 a new Rule 5.4 will be inserted as follows:

5.4 Accelerated Vesting for Section 457A Impacted Awards:

a)

Subject to 5.4(c), in the event that a Participant ceases to be a DB Employee for the reason set out in any of Rule 5.1(a) to (d), (in relation to Annual Awards only) Public Service Retirement or Career Retirement described in Rule 5.1(e), Rule 5.1(f) or (in relation to Awards subject to a Retention Period or a Performance Condition) Rule 5.2, and, immediately prior to the cessation, the Participant holds one or more Section 457A Impacted Awards, then except to the extent otherwise necessary or desirable to comply with applicable regulatory requirements as determined by the Plan Administrator in its discretion, any such Section 457A Impacted Award will Vest on the day the Participant ceases to be a DB Employee and no Delivery nor any payment in settlement of the Award shall in any event be later than the fifteenth day of the third calendar month following the end of the calendar year in which the Participant ceased to be a DB Employee. If the Award is subject to a Performance Condition, but the satisfaction of the Performance Condition has not been determined in good time before the Delivery Date, Delivery shall be on the basis that the Performance Condition is assumed to be satisfied in full, but shall be subject to repayment pursuant to Rule 5.4(e).

b)	Subject to 5.4(c), except to the extent otherwise necessary or desirable to comply with applicable regulatory requirements as determined by the Plan Administrator in its discretion, the Vesting Date of a Section 457A Impacted Award which is an Annual Award will be not later than the earliest date on or after the Award Date on which the cessation of a Participant’s employment as a DB Employee could be treated as Retirement or Career Retirement (the Participant having made a valid Election to Career Retire) and no Delivery nor any payment in settlement of a Section 457A Impacted Award which is an Annual Award or an Upfront Award shall in any event be later than the fifteenth day of the third calendar month following the end of the calendar year in which the cessation of the Participant’s employment could be treated as Retirement or Career Retirement. If the Award is subject to a Performance Condition, but the satisfaction of the Performance Condition has not been determined in good time before the Delivery Date, Delivery shall be on the basis that the Performance Condition is assumed to be satisfied in full, but shall be subject to repayment pursuant to Rule 5.4(e).

c)	Where a Premium Award is subject to the provisions of Rule 5.4(a) or (b), those provisions shall apply to that Premium Award so that a portion only of the Award will Vest in accordance with those provisions, and the remainder of the Award shall be forfeited. The portion of the Award which will Vest will be the fraction A divided by B, where A is the number of days from the Award Date to the accelerated date of Vesting as determined in accordance with Rule 5.4(a) or (b), as applicable, and B is the number of days from the Award Date to the date of Vesting specified in the Award Statement, as determined by the Committee.

d)	Where the Vesting of a Section 457A Impacted Award is accelerated under this Rule 5.4 then until the Award has been Delivered, it shall remain subject to the provisions of the Plan providing for the forfeiture of Awards, which shall be applied as though the Award had not Vested until the date the Award would have Vested in the absence of this Rule 5.4.

e)	After the Delivery of a Section 457A Impacted Award the Vesting of which is accelerated under this Rule 5.4, if circumstances occur such that, had the Award not been so accelerated it would have been forfeited under the Plan Rules prior to the Delivery Date of the Award that would have applied in the absence of that acceleration, or if and to the extent that any applicable Performance Condition which has been assumed to be satisfied in full is not fully satisfied, the Participant shall be obliged to pay to the Administrator on demand:

i)	the gross amount of any cash payment made to the Participant (prior to deduction of any taxes or social security contributions) in settlement of the Award; and

ii)	the market value at the time of Delivery, as determined by the Committee, of the gross number of DB Shares Delivered to the Participant in settlement of the Award.

In addition, subject to applicable law, any DB Group Company may reduce any sums otherwise payable to the Participant in satisfaction of that obligation, and/or may reduce the number of DB Shares subject to outstanding awards under the Plan or any other share plan operated by any DB Group Company by such number as the Committee considers to be appropriate in satisfaction of that obligation.

f)	The foregoing provisions of this Rule 5.4 relating to the time of Delivery or settlement of a Section 457A Impacted Award shall supersede any contrary provision of the Rules relating to the time of relevant Delivery or settlement.

4. Award Settlement

Add the following new Rule 7.8:

7.8 Distribution Deadline: Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, any payment or distribution due hereunder or thereunder with respect to a Section 457A

Impacted Award shall be made on a date no later than the fifteenth day of the third calendar month following the calendar year in which the Release Date associated with such payment occurs.

Notwithstanding anything to the contrary in this Schedule 2, the Plan or any Award Statement, any payment or distribution due hereunder or thereunder with respect to an Award that is not a Section 457A Impacted Award shall be made on a date no later than (i) the end of the calendar year in which the Release Date occurs or (ii) if later, the fifteenth day of the third calendar month following such Release Date.

5. Corporate events

Awards will Vest and be distributed as provided in the Plan; provided, that notwithstanding anything to the contrary in the Plan or any Award Statement:

The provisions of Rule 8.1, Rule 8.2 and Rule 8.3 will be replaced with the following:

8.1 Effect of Change of Control on Annual, New Hire, Off-cycle and Retention Awards: Subject to Rule 8.3, in the event of a Change of Control prior to the Vesting Date, the Committee may determine in its sole discretion that all or a portion (including none) of the Participant’s unvested Award shall Vest or shall Vest at any time thereafter (and the extent to which any Performance Conditions applicable to those Awards shall be treated as satisfied, provided that Rule 6 shall in any case continue to apply), and any such portion of the Award that shall have Vested shall be distributed on the date on which it would have been distributed if the Change of Control had not occurred.

8.2 Effect of Change of Control on Vested Awards subject to a Retention Period: Subject to Rule 8.3, on or before the occurrence of a Change of Control, the Committee shall have the discretion to determine whether a Vested Section 457A Impacted Award that is subject to a Retention Period will be settled earlier than the Release Date as a result of the Change of Control. In no event shall a Vested Award that is not a Section 457A Impacted Award be settled any earlier than the Release Date as a result of a Change of Control. Where the Vesting Date of a Section 457A Impacted Award is accelerated under Rule 8.1 or where the Committee determines under this Rule 8.2 that settlement of a Section 457A Impacted Award will occur earlier than the Release Date, then the Delivery or payment in settlement of the Award shall not in any event be later than the fifteenth day of the third calendar month following the end of the calendar year in which the accelerated Vesting Date occurred, or the Retention Period ceased to apply, as applicable.

8.3 Corporate successors: The Plan shall not be automatically terminated by a transfer or sale of the whole or substantially the whole of the assets of Deutsche Bank AG, or by its merger or consolidation into or with any other corporation or other entity, but the Plan or an equivalent equity incentive plan shall be continued after such sale, merger or consolidation subject to the agreement of the transferee, purchaser or successor entity. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall, subject to and in accordance with the requirements of Section 409A, terminate subject to the provisions of the Plan, including Rule 7 and Rule 10, and the Participant or any Representative shall have no further claim for compensation arising out of any such termination of the Plan.

6. Administration

The following paragraph is added to the end of Rule 9.1 of the Plan:

The Plan and any Award Statement are intended to comply with Section 409A (for the avoidance of doubt, Section 457A Impacted Awards fall within the relevant short-term deferral exceptions under Section 457A and Section 409A) and shall be interpreted, operated and administered accordingly; provided, that, for purposes of the foregoing, references to a term or event (including any authority or right of any DB Group Company or a Participant) being “permitted” under Section 409A shall mean that the term or event will not cause the Award to be subject to taxation under Section 409A.

Rule 9.3 will be replaced with the following:

9.3 Forfeiture and Vesting: Subject to the requirements of Section 409A, the Committee shall have sole discretion, acting reasonably, to determine whether or not any of the events or activities set forth in Rule 5 and/or Rule 6 has occurred.

7. Amendment or Termination of the Plan

Awards will Vest and be distributed as provided in the Plan; provided, that notwithstanding anything to the contrary in the Plan or any Award Statement:

The provisions of Rule 10 will be replaced with the following:

10.1 Termination of Plan: The Committee may terminate the Plan at any time at its sole discretion. In the event of a Qualifying Plan Termination prior to the Vesting Date, any outstanding Awards shall become fully Vested (and the Committee shall determine the extent to which any Performance Conditions shall be treated as satisfied) and shall be distributed to the Participant within a reasonable time following the date of such Qualifying Plan Termination, subject to any applicable payment timing requirements or restrictions under Section 409A, and thereafter the Participant shall cease to have any rights under the Plan or with respect to any Award. In the event of a Plan termination other than a Qualifying Plan Termination prior to the Vesting Date, any outstanding Awards shall continue to Vest and be paid or distributed, if at all, on the date on which it would have otherwise Vested and been paid or distributed, if at all, if the Plan had not been terminated, and thereafter the Participant shall cease to have further rights under the Plan or with respect to any Award, provided, however, that such distribution may be accelerated by the Committee to the extent necessary to avoid adverse tax consequences under Section 409A and Section 457A.

10.2 Amendment of Plan: Subject to the requirements of Section 409A, the Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion, provided that the Committee cannot materially adversely affect a Participant’s existing Award without the Participant’s prior consent. For the avoidance of doubt no oral representation or statement made by any third party, including any manager, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Senior Executive Compensation Committee.

10.3 Termination of Awards: Subject to the requirements of Section 409A, Section 457A and the provisions of Rule 5.1, the Committee may, in its sole discretion, decide at any time to replace an Award or a Tranche of an Award with an award of other assets (including cash) or to take such other steps as necessary or appropriate to prevent enlargement or dilution of rights.

Schedule 3: Germany (English translation of German original)

Appendix to “Deutsche Bank Equity Plan”

for employees working in Germany (2016)

Special Terms and Conditions for the Deutsche Bank Equity Plan in Germany:

The Plan Rules, available on the HR Information portal website https://goto.hr.intranet.db.com, are hereby supplemented and where necessary amended to fulfil requirements in Germany. All other provisions of the Plan Rules remain unchanged for the Plan Participants.

Specification of or supplement to No. 2 of the English DB Equity Plan Rules:

“Career Retirement” (only applies to “Annual Awards”) means voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete and acknowledged years of service as a DB Employee equalling 60 or more (“Rule of 60”), provided however, that the Participant has five or more complete years of consecutive service (“Consecutive Service Requirement”) as a DB Employee on or before the most recent date of termination of employment. If the Consecutive Service Requirement is satisfied, prior years of service as a DB Employee may be included in the number of complete years of service. Another prerequisite for the applicability of the “Career Retirement” is that the Participant has made the relevant Election to Career Retire in relation to the award pursuant to No. 4.6 of the Plan Rules.

Where a Participant became a DB Employee because a company of DB Group

(i) acquired a company or legal entity which employed the Participant, or

(ii) was merged with such a company or legal entity, or

(iii) acquired a business unit which employed the Participant,

the continuous employment with that company, legal entity or business unit, which ends with the date of the acquisition or merger, applies as service as a DB Employee, provided that the Participant has remained a DB Employee since the acquisition or merger.

“Cause” means in respect of the termination of a Participant’s employment by a DB Group company

(i) an act or omission or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment;

(ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not materially affect the business or reputation of any DB Group Company);

(iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of his duties as a DB Employee or other conduct by the Participant that constitutes a violation (breach) of the applicable codes of conduct, other local policies and procedures or contractual documentation;

(iv) knowingly failing or refusing to carry out specific lawful instructions from a DB Group Company (or a duly authorised employee or officer of such a company) relating to material matters or duties within the scope of the Participant’s responsibilities for a DB Group Company;

(v) any act involving dishonesty, fraud, misrepresentation or breach of trust, or

(vi) the issuance of any order or enforcement action against the Participant or against any DB Group Company in connection with the Participant’s actions or omissions by any regulatory body with authority over the conduct of business by that DB Group Company that materially impairs a) the financial condition or business reputation of the DB Group or any DB Group Company or b) the Participant’s ability to perform his assigned duties.

“Proof of Certification” comprises any information and documentation that are required or desirable according to the DB Equity Plan Rules.

“Proprietary Information” means any information which is not publicly available (other than as a result of the Participant’s action), including, without limitation, all financial or product information, business plans, client lists, compensation details or other confidential information, copyright, patent and design rights in any invention, design, discovery or improvement, model, computer program, system, database, formula or documentation, including information conceived, discovered or created during or in consequence of the Participant’s employment as a DB Employee. An exception hereof shall apply if the disclosure of such information (i) does not impair the interests of Deutsche Bank, (ii) is required in due performance of the Participant’s duties as a DB Employee or (iii) is legally mandatory. Unless an adverse effect on the interests of Deutsche Bank is obviously excluded, a disclosure of information shall only be deemed not to impair such interests if – to the extent possible – the Participant has informed the Bank in advance and the Bank has approved the disclosure in writing.

“Public Service Retirement” means voluntary termination of employment as a DB Employee by a Participant to work exclusively in a bona fide charitable institution, as a Public Service Employee (excluding banks, sovereign wealth funds and other financial institutions) or for a regulatory authority or central bank.

Specification of or supplement to No. 2 from the English DB Equity Plan Rules in conjunction with section 6.3 of the Group Works Council Agreement on the Regulation of Company Pension Plans:

“Total Disability” = “Erwerbsminderung” means the employment relationship ends before the fixed retirement age and the Participant has provided a pension certificate (“Rentenbescheid”) from a German Social Security Authority indicating that the Participant is prevented from engaging in any gainful activity due to disability and – if only partially disabled – has not taken on any employment with another employer.

Specification of or supplement to No. 4.4 in conjunction with No. 2 of the English DB Equity Plan Rules:

If an Award is to be subject to a Retention Period, the Retention Period shall be determined by the Committee and will be stated in the Award Statement (subject to the application of No. 8). The Retention Period shall commence on the Vesting Date of the Award. If an Award is subject to a Retention Period, the Participant shall have no entitlement to delivery of DB Shares relating to that Award before the end of the Retention Period.

Specification of or supplement to No. 4.5 in conjunction with No. 2 of the English DB Equity Plan Rules:

Awards or Tranches of Awards may be made subject to specific Performance Conditions that are stated by the Committee at the time the Award is made and that are specified in the Award Statement. These Performance Conditions must be satisfied so that the Award or respective Tranche of the Award will Vest and/or become capable of settlement. An Award shall be forfeited fully or to the extent to which it is determined that it is no longer capable of Vesting and/or settlement as the Performance Conditions were not satisfied or were not fully satisfied.

Specification of or supplement to No. 4.6 in conjunction with No. 2 of the English DB Equity Plan Rules:

The termination treatment in relation to Career Retirement set out in Nos. 5.1(f) of the Plan Rules shall only apply if the Participant has notified the Plan Administrator during the time period specified by the Plan Administrator for such notice that the Participant intends to terminate employment as a DB Employee by way of Career Retirement in accordance with the procedures established by the Plan Administrator for this. Such notification shall constitute a binding agreement that may only be modified pursuant to the provisions for such notification. The Plan

Administrator may specify, among other things, that one or more notifications of the intended Career Retirement must be made in relation to an Award or a time period after which the notification made in relation to an Award expires. The notification of the intended Career Retirement does not create an obligation for the Participant to terminate the employment relationship. The notification also does not represent the Participant’s termination of the employment relationship. However, failure to provide notification of the intended Career Retirement may result in a forfeiture of the Award upon the termination of the employment relationship, which would not have been the case if a notification had been made.

Specification of or supplement to No. 4.7 in conjunction with No. 2 of the English DB Equity Plan Rules:

The Participant must not at any time before Delivery sell, lend, pledge or grant any rights in respect of any of his prospective DB Equity Plan Awards (including a Vested Award) to any third party – other than in the event of death or Total Disability as defined in No. 2 above – or enter into any transactions having the economic effect of hedging or otherwise offsetting the risk of price movements, or attempt to do so. If one of the actions described above is carried out without a corresponding offer from the DB Equity Plan Administrator or an authorization of the Committee according to No. 2 of the English Rules, the Award is forfeited without any claim for compensation for the Participant.

Specification of or supplement to No. 4.9 in conjunction with No. 2 of the English DB Equity Plan Rules:

The Participant must acknowledge the Award and agree to be bound by and to comply with the provisions of the Plan Rules and any other terms and conditions contained in the Award Statement in relation to the Award (“Acknowledgement”). The procedure for this Acknowledgement (including the period for doing so) will be communicated by the Committee or Plan Administrator. The Award will not Vest and will not be Delivered to the Participant and no DB Group Company will have any obligation in relation to the Award until the Participant has stated his Acknowledgement in accordance with the prescribed procedures.

If the participant does not state his Acknowledgement within the period applicable for this and in accordance with the prescribed procedure, the Committee may at its own discretion extend the Acknowledgement period or notify the Participant that the Award has been forfeited. If the Committee declares the forfeiture, neither the Participant nor his legal Representative shall have any claim to the Award, nor to any compensation due to such forfeiture.

Following the forfeiture of the Award, the Participant will no longer be able to Acknowledge the Award.

Specification of or supplement to No. 5.1 in conjunction with No. 2 of the English DB Equity Plan Rules:

An Award will not be forfeited automatically and will continue to vest in accordance with the Award Statement and will remain subject to any applicable Retention Period or Performance Condition, unless provisions of No. 5.3 apply, if the Participant ceases to be a DB Employee for one of the following reasons:

a)	termination of the employment by a DB Group Company for reasons that are not covered by the definition of Cause,

b)	redundancy;

c)	“Agreed Termination” – which is not applicable in Germany;

d)	the Participant ceases to be employed by a DB Group Company due to the sale, merger, spin-off, transfer or other consolidation outside of the DB Group of the DB business unit, Division or Subsidiary (or, if applicable, a part of a DB business unit or Division) in which the Participant was employed, but excluding a sale or transfer in which Deutsche Bank is merged or consolidated into a third party or transfers or sells substantially all of its assets;

e)	applicable only to Annual Awards and Upfront Awards: Retirement in accordance with the pension commitment, Career Retirement and Public Service Retirement;

f)	termination of the employment relationship directly followed by entry into early retirement as agreed with the employer company (Vorruhestands- oder Wartestandsvereinbarung);

unless any of the cases described in No. 6 apply.

Specification of or supplement to No. 5.2 in conjunction with No. 2 of the English DB Equity Plan Rules:

If a Participant ceases to be a DB Employee due to death or Total Disability according to the definition above in No. 2, the Participant’s Award which is not subject to a Retention Period or a Performance Condition will, subject to Rule 6.6, Vest in full – to the extent not previously Vested – on the next administratively possible Vesting Date for other Awards granted pursuant to this Plan following receipt of all documents the Plan Administrator may require to process the Plan participation of the Participant or his legal Representative.

If a Participant who has ceased to be a DB Employee subsequently dies, and at the time of death holds any Awards that are not subject to a Retention Period or a Performance Condition, these Awards will, subject to Rule 6.6, Vest in full (to the extent not previously Vested) on the next administratively possible Vesting Date for other Awards granted pursuant to this Plan following receipt of all documents the Plan Administrator may require to process the Plan participation of the Participant or his legal Representative.

For cases in which an Award is subject to a Retention Period or a Performance Condition, the Plan Rules (including the forfeiture provisions in accordance with No. 6) and the provisions of the Award Statement will continue to apply and the Award will continue to be subject to the respective Retention Period or the respective Performance Condition until the Release Date.

Specification of or supplement to No. 5.3 in conjunction with Rule 2 of the English DB Equity Plan Rules:

The Participant shall automatically forfeit his Award without any claim to compensation for the Participant under the following circumstances:

a)	During the waiting period until Delivery (including the waiting period until Vesting), the Participant automatically forfeits his Award if the employment relationship is terminated by a DB Group Company for reasons that fulfil the definition of Cause.

b)	Save as otherwise provided in Rule 5.1 of this Appendix, during the waiting period until Vesting, the Participant automatically forfeits his Award if, at any time prior to Vesting, the employment relationship with a DB Group Company is terminated at the Participant’s own request. This does not apply – only in relation to Annual Awards – in the cases of Retirement, Career Retirement and Public Service Retirement.

c)	During the waiting period until Vesting, a Participant who meets the Rule of 60 and Consecutive Service Requirement automatically forfeits his Annual Award if, at any time prior to Vesting, the employment relationship is terminated at the Participant’s own request under the conditions of a Career Retirement and the Participant did not previously submit notification of the Participant’s intended Career Retirement or did not follow the procedures provided for this in accordance with No. 4.6. This does not apply to the case that the termination of the employment relationship takes place under the conditions of a Retirement or Public Service Retirement.

d)

The Participant forfeits his Annual Award automatically if, following Public Service Retirement, the Participant ceases to be a Public Service Employee, etc., (see definition of Public Service Retirement above) at any time prior to the Vesting of the Award unless this employment ends as a result of the Participant’s Total Disability, as defined in No. 2, or death.

e)	The Participant forfeits his Upfront Award automatically if, at any time prior to the Release Date of the Upfront Award, the employment relationship with a DB Group Company is terminated at the Participant’s own request. This does not apply to the cases of Retirement, Career Retirement and Public Service Retirement.

f)	A Participant who fulfils the conditions of the Rule of 60 and Consecutive Service Requirement forfeits his Upfront Award automatically if, at any time before the Release Date, the employment relationship is terminated with a DB Group Company at the Participant’s own request and the Participant either failed to make an Election to Career Retire, or failed to respond to or follow the procedures outlined in No. 4.6 or to submit a notification of his Election to Career Retire in relation to such Upfront Award, unless the termination of his employment relationship falls under the definition of Retirement or Public Service Retirement.

g)	The Participant forfeits his Upfront Award automatically if, following Public Service Retirement, the Participant ceases to be a Public Service Employee, etc., (see definition of Public Service Retirement above) at any time prior to the Release Date of the Award. This does not apply in the event of the Participant’s Total Disability, as defined in No. 2, or death.

Specification of or supplement to No. 6.1 in conjunction with No. 2 of the English DB Equity Plan Rules:

During employment or following the termination of the employment relationship (including in connection with or following termination of the employment relationship pursuant to No. 5.1 or 5.2), a Participant shall automatically forfeit during the waiting period until Vesting any claims to not yet Vested Awards, as may be determined by the Committee in its equitable discretion, without any claim to compensation arising from this, if any of the following events or activities under a) to f) occurs. The decision of the Committee shall consider inter alia the reason for the respective event or activity, the potential adverse effect on the interests of Deutsche Bank, other sanctions imposed on the Participant, and, if applicable, the degree of culpability of the Participant’s conduct in connection with termination of the employment relationship as well as the degree of cooperation demonstrated by the Participant during any investigation relating to such conduct.

a)	The Participant during the time of employment for a DB Group Company or before the lapse of a subsequent non-competition period helps to contribute that other employees with whom the Participant had business dealings during the last 12 months prior to the leaving date, terminate their employment relationship with a DB Group Company and work for another employer;

b)	The Participant during the time of employment for a DB Group Company or before the lapse of a subsequent non-competition period solicits or endeavours to solicit clients of a DB Group Company by directly or indirectly contacting a person with whom the Participant had a client relationship during the 12 months prior to the leaving date in order to provide Competitive Services within the meaning of the above definition to such person;

c)	The Participant directly or indirectly uses, discloses, disseminates or otherwise utilises Proprietary Information within the meaning of the above definition unless this is specifically required for the proper performance of the Participant’s duties for a DB Group Company;

d)	Any act or omission in a manner that relevantly impairs the business interests or the reputation of a DB Group Company;

e)	The Participant or a representative is responsible for breaches of the provisions of the employment relationship with a DB Group Company, including the employment contract of the Participant, of the provisions of the notifications according to No. 4.6 and of the settlement or severance agreements, if such breach poses the risk of major damages or losses to any DB Group Company;

f)	The Participant intentionally fails to submit upon request any required Proof of Certification, in accordance with No. 7.5;

Specification of or supplement to No. 6.2 in conjunction with No. 2 of the English DB Equity Plan Rules:

Without prejudice to any other forfeiture provisions contained in the Plan Rules, a Participant shall automatically forfeit a proportion determined by the Committee (up to and including 100%) of an Award during the waiting period until Delivery, as may be determined by the Committee in its equitable discretion, without any claim to compensation for the Participant or the Participant’s Representative if any of the following events or activities occurs. The decision of the Committee shall consider inter alia the purpose of the infringed external or internal regulation, the reason for the Participant’s failure to comply, the potential adverse effect on the interests of Deutsche Bank, other sanctions imposed on the Participant, and, if applicable, the degree of culpability of the Participant’s conduct in connection with termination of the employment relationship as well as the degree of cooperation demonstrated by the Participant during any investigation relating to such conduct.

a.	Where a Participant engages in any conduct at any time prior to the Delivery Date, including prior to the Award Date, that breaches:

i.	any applicable DB Group Policy or Procedure regarding;

ii.	any applicable laws or regulations that were not established by a DB Group Company,

and that is the subject of an investigation by a DB Group Company or of an investigation by a regulatory or law enforcement authority and results in labour-law related measures or other sanctions against the Participant or a DB Group Company or would have resulted in such measures or sanctions if the Participant’s employment relationship had not ended.

b.	Where

(i)	the grant or Vesting of that Award was based on a performance measure or measures or on assumptions that are later determined to be materially inaccurate; or

(ii)	the grant, Vesting or Delivery of any other Award made to the Participant (regardless of whether on the basis of this Plan, earlier plans or other bonus or incentive agreements) was based on a performance measure or measures or on assumptions that are later determined to be materially inaccurate; or

(iii)	a deal, trade, transaction, or other acts (or omissions to act) attributable to the Participant (whether directly, indirectly, in a supervisory or managerial capacity, as a member of a committee or panel or otherwise) has a significant negative effect, including a reputational effect, on a DB Group Company or a Division of DB Group or DB Group overall.

The existence of one of the elements specified under b) is independent of whether or not the Participant was notified of the decisive performance measures.

c.	Where a Material Control Failure within the meaning of the above definition occurs, whether arising by act or omission, which the Committee considers to be attributable to the Participant (whether in whole or in part, directly or indirectly, in a supervisory or managerial capacity, as a member of a committee or panel or otherwise).

d.	Where forfeiture of an Award is required to comply with prevailing regulatory requirements (which, for the avoidance of doubt, includes any legislation or guidance published by a regulator from time to time).

A Participant may forfeit under this Rule 6.2 a proportion determined by the Committee (up to and including 100%) of an Award either prior to or after the termination of employment relationship with a DB Group Company for one of the reasons specified above.

Specification of or supplement to No. 6.3 in conjunction with No. 2 of the English DB Equity Plan Rules:

A Participant automatically forfeits any Award that has not yet been Delivered if the Participant, as may be determined by the Committee in its equitable discretion, if any of the following events or activities occurs. The decision of the Committee shall consider inter alia the reason for the respective event or activity, the potential adverse effect on the interests of Deutsche Bank, other sanctions imposed on the Participant, and, if applicable, the degree of culpability of the Participant’s conduct in connection with termination of the employment relationship as well as the degree of cooperation demonstrated by the Participant during any investigation relating to such conduct.

a)	During the Participant’s employment for a DB Group Company the Participant is responsible for acts or omissions to act that satisfy the conditions of the definition of Cause, whether or not the employment is in fact terminated by a DB Group Company as a result of those acts or omissions;

b)	After the termination of the Participant’s employment for a DB Group Company (for whatever reason), it is determined that the Participant was responsible for acts or omissions to act while a DB employee which would have given rise to a right on the part of a DB Group Company to terminate the Participant’s employment relationship for reasons that satisfy the conditions of the definition of Cause, even if that right was not exercised;

c)	After the termination of the Participant’s employment relationship with a DB Group Company, the Participant is responsible for acts or omissions to act that, if the Participant were still employed for a DB Group Company, would have given rise to a right on the part of a DB Group Company to terminate the Participant’s employment relationship for reasons that satisfy the conditions of the definition of Cause.

In each of the abovementioned cases it is irrelevant whether or not any DB Group Company or any officer or employee of any DB Group Company knew at the time of the acts or omissions that the acts or omissions of the Participant would have established the abovementioned rights. Neither the Participant nor any Representative shall have any claim for compensation in relation to any forfeiture.

Specification of or supplement to No. 6.4 in conjunction with No. 2 of the English DB Equity Plan Rules:

If an Award is to be Delivered or has been Delivered to the Nominee in DB Shares or other securities, and the Participant has not provided details of a valid securities or custody account in accordance with No. 7.3, the Committee may, at its sole discretion at any time before the transfer of the relevant shares or securities to such a securities or custody account (whether before or after Delivery of the Award to the Nominee), decide on the forfeiture of the Award and/or of the shares or securities Delivered on the basis of the Award, without any claim to compensation arising based on this forfeiture for the Participant or his Representative. Following any such forfeiture of shares or securities that have been Delivered to the Nominee, the Participant is no longer the beneficial owner of these shares or securities.

Specification of or supplement to No. 6.5 in conjunction with No. 2 of the English DB Equity Plan Rules:

A Participant shall automatically forfeit without any claim for compensation by the Participant or any Representative any Awards that have not Vested and before the Release Date any Upfront Award, as may be determined by the Committee in its equitable discretion, if the Participant following Retirement, Career Retirement or Public Service Retirement is employed or engaged in any capacity by a Financial Services Firm within the meaning of the above definition (whether directly or via an intermediary and whether or not for remuneration) in connection with the provision of Competitive Services within the meaning of the above definition (before the Release Date in the case of Upfront Awards). The decision of the Committee shall consider inter alia the reason for the respective event or activity, the potential adverse effect on the interests of

Deutsche Bank, other sanctions imposed on the Participant, and, if applicable, the degree of culpability of the Participant’s conduct.

The above mentioned rules do not apply where

a.	the services are provided in the ordinary course of a business other than a Financial Services Firm within the meaning of the above definition which employs or engages the Participant in any capacity; and

b.	either:

(i)	the majority of the clients to whom the Participant’s services are provided are not Financial Services Firms within the meaning of the above definition; or

(ii)	the services provided by the Participant taken as a whole are not Competitive Services within the meaning of the above definition.

Specification of or supplement to No. 6.6 in conjunction with No. 2 of the English DB Equity Plan Rules:

If the Committee considers that circumstances may be such that forfeiture could result pursuant to No. 5.3(a), No. 5.3(d), No. 5.3(g), Nos. 6.1(a) to (f), No. 6.1(g), No. 6.2, No. 6.3 or No. 6.5, the Vesting Date and/or the Release Date and/or the Delivery Date for an Award may be delayed at the sole discretion of the Committee until the investigation of these circumstances have been completed (for example, an investigation referred to in No. 6.2) and the decision has been made that forfeiture is not warranted. Where the Vesting Date and/or Release Date and/or Delivery Date is delayed under this provision such that it is after a Change of Control, the Committee may make such arrangements as it considers fair and reasonable for the settlement of the Award (including disbursal in cash) if a Delivery in DB Shares would no longer be appropriate.

Where the Vesting Date and/or Release Date and/or Delivery Date is delayed under this provision, and if

a.	the Participant disposes of the DB Shares immediately following the transfer of the shares into the Participant’s custody account; and

b.	the Committee determines that the Participant has suffered a disadvantage as a result of the delay caused by the suspension due to changes in the price of a DB Share or changes in the relevant foreign exchange rates between the original Vesting Date or Release Date or Delivery Date (as applicable) and the date of sale following the delayed Vesting Date or Release Date or Delivery Date (as applicable), the Committee may, but is not obliged to, make a discretionary payment of such sum as it considers appropriate to the Participant by way of compensation, provided that in no event may any such sum exceed the difference in the value of the relevant DB Shares at the original Vesting Date or Release Date or Delivery Date (ass applicable) and the value of those shares on the date of sale.

Where the Vesting Date and/or the Release Date and/or the Delivery Date is delayed under this provision, the Award or Tranche of an Award shall not be subject to forfeiture under Rule 5.3(b) and 5.3(e) if the Participant ceases to be a DB Employee for reasons described in such provisions after the original Vesting Date (under Rule 5.3(b)) and/or Release Date (under Rule 5.3(e)) of the Award but before the delayed Vesting Date and/or the Release Date and/or the Delivery Date.

Specification of or supplement to Rule 12.1 and 12.2 of the English DB Equity Plan Rules:

Form of Notice (No. 12.1)

All notices (notifications) or other communications with respect to these Plan Rules shall be in writing and be delivered in person, by e-mail, by fax or by registered mail or as may otherwise be indicated by the Plan Administrator (including via online computer processes established by the Plan Administrator). Notices to the Participant shall be sent to the Participant’s last known postal address, e-mail address or fax number. Notices to the Plan Administrator or any DB Group Company shall be sent to the following address (or to other addresses for the Plan Administrator or a DB Group Company that the Participant is notified of in writing):

Plan Administrator (or DB Group Company)

HR Reward

c/o DB Group Services (UK) Limited

1 Great Winchester Street

London EC2N 2DB

United Kingdom

When notices take effect (No. 12.2)

Notices shall take effect:

a)	if delivered by hand, upon delivery;

b)	if posted, upon delivery;

c)	if sent by fax transmission or e-mail, when a complete and legible copy of the relevant notice has been received at the appropriate address; or

d)	if sent via any online computer processes established by the Plan Administrator, when that notice is registered by the system or acknowledged by the Participant, as the case may be.

Specification of or supplement to No. 13 of the English DB Equity Plan Rules:

Implementation of the DB Equity Plan and any legal disputes resulting from such implementation shall be governed by German law.

Frankfurt am Main, March 2016

Schedule 4: Russian Federation

This Schedule (“Schedule 4”) modifies the provisions of the Deutsche Bank Equity Plan, as such may be amended from time to time (the “Plan”). The provisions of this Schedule 4 (i) apply with respect to Participants employed by a Russian employing company of the DB Group, and (ii) supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder.

Except as expressly modified herein, all terms and conditions of the Plan are incorporated into this Schedule 4 as if first set forth herein. Any capitalised terms contained but not defined in this Schedule 4 shall have the meaning provided in the Plan.

1. Definitions

The following definitions defined in Rule 2 of the Plan shall be modified as follows:

The definition of “Agreed Termination” in Rule 2 of the Plan shall be replaced with the following provision:

“Agreed Termination” means termination of a Participant’s employment with a DB Group Company on the basis of agreement between the Participant and a DB Group Company following the resolution of an employment-related dispute, resolved by the execution of a settlement, separation or compromise agreement containing, among other things, a full release of claims against each DB Group Company by the Participant.

The definition of “Cause” in Rule 2 shall be replaced by the definition of “Misconduct” as follows:

“Misconduct” means in respect of the Participant (i) any act or omission or series of acts or omissions that, when taken together or alone, constitute a material breach of the terms and conditions of employment, (ii) the conviction of the Participant by a competent court of law of any crime (other than minor motoring offences or offences of a similar nature that do not materially affect the business or reputation of any DB Group Company), (iii) unlawful, unethical or illegal conduct, or any misconduct by the Participant in connection with the performance of the Participant’s duties as a DB Employee or conduct by the Participant otherwise in violation of the terms of the applicable employee handbook or other local policy or contractual documentation, (iv) knowingly failing or refusing to carry out specific lawful instructions from a DB Group Company (or a duly authorised employee or officer of such a company) relating to material matters or duties within the scope of the Participant’s responsibilities for a DB Group Company, (v) committing any act involving dishonesty, fraud, misrepresentation, or breach of trust, or (vi) the issuance of any order or enforcement action against the Participant or against any DB Group Company in connection with the Participant’s actions or omissions by any regulatory body with authority over the conduct of business by that DB Group Company that materially impairs a) the financial condition or business reputation of the DB Group or any DB Group Company or b) the Participant’s ability to perform the Participant’s assigned duties.

The definition of “Retirement” in Rule 2 shall be replaced with the following provision:

“Retirement” means the actual date of the Participant’s retirement in accordance with the applicable Russian Federation law.

The definition of “Total Disability” in Rule 2 shall be replaced with the following provision:

“Total Disability” means the Participant being prevented from engaging in any substantial gainful activity by physical or mental impairment that can be expected to either (i) result in death or (ii) last for a continuous period of not less than 12 months as confirmed by the medical statement issued in accordance with effective Russian legislation and as certified by the Committee, at its sole discretion.

The following definitions are added to Rule 2 of the Plan:

“Cause” means a cause for termination of a Participant’s employment as a DB Employee due to the Participant’s fault as specified in Article 81 of the Russian Labour Code.

“Russian Labour Code” means the Labour Code of the Russian Federation dated 30 December 2001 No. 197-FZ.

2. General forfeiture

The following Rule 6.1(g) is added to Rule 6.1

g) during or after employment as a DB Employee the Participant is responsible for acts or omissions which comprise Misconduct.

3. Amendment or termination of the Plan

Rule 10.2 is replaced with the following:

10.2 Amendment of Plan: The Committee may at any time amend, alter or add to all or any of the provisions of the Plan in any respect in its sole discretion. For the avoidance of doubt no oral representation or statement made by any third party, including any employee, officer, or director of any DB Group Company as to the interpretation, application or operation of this Plan or any Awards under it either generally or to any specific set of circumstances shall bind any DB Group Company unless it is confirmed in writing by the Plan Administrator or Senior Executive Compensation Committee.

4. General

Rule 11.1(a) is replaced with the following:

a) The granting of an Award is at the sole discretion of the Committee (or other persons the Committee permits to make Awards under Rule 4.1), in particular it has the right not to grant an Award, to cancel an Award, or to indefinitely defer payment of an Award. The Committee is not obligated to make any Award, or permit any Award to be made, in the future or to allow DB Employees to participate in any future or other compensation plan even if an Award has been awarded in one or more previous years.

Rule 11.10 is replaced with the following:

11.10 Assignment: Except in accordance with Rule 4.7, an Award, including a Vested Award, is not transferable or assignable by the Participant.

Rule 11.11 is replaced with the following:

11.11 Data Protection: Subject to prior written consent of the Participant given in accordance with the effective Russian legislation, any DB Group Company may collect and process various data that is personal to Participants (for example, taxpayer and social security identification numbers) for the purposes of administering the Plan, compliance with any requirement of law or regulation, including tax-related requirements, and the prevention or investigation of crimes and malpractice. Subject to prior written consent of the Participant given in accordance with the effective Russian legislation, a DB Group Company may disclose this data to its affiliates or service providers (including the Plan Administrator) in connection with administration of the Plan. Subject to prior written consent of the Participant given in accordance with the effective Russian legislation, a DB Group Company may transfer personal data of the Participant for its processing outside the European Economic Area (“EEA”) where laws and practices relating to the protection of personal data may be weaker than those within the EEA, including in the United States of America, but wherever practicable the DB Group will take steps to ensure that Participants’ personal information is adequately protected. In certain circumstances courts, law enforcement agencies or regulatory agencies within or outside the EEA may be entitled to access the data. Details of Participants’ rights concerning data which may include rights of access to their information and correction of inaccurate information, can be obtained from the local Data Protection Officers of the DB Group.

5. Applicable law and jurisdiction

Rule 13 is replaced with the following:

Interpretation of these Plan Rules shall be governed by and construed in accordance with the laws of England and Wales to the exclusion of the rules on the conflict of laws, except when Russian law must apply. All disputes arising out of or in connection with this Award shall be subject to the exclusive jurisdiction of the courts of England and Wales, except in cases of mandatory jurisdiction of Russian courts.

Schedule 5: Canada

This schedule (“Schedule 5”) modifies the provisions of the Deutsche Bank Equity Plan, as amended from time to time (the “Plan”) with respect to Awards in relation to which the Participant is subject to taxation in Canada. The provisions of this Schedule 5 apply automatically to those Awards (whether applicable at the Award Date or not) and supersede any contrary provisions contained in the Plan or any Award Statement issued thereunder in relation to those Participants.

Any capitalized terms contained in this Schedule 5 shall have the meaning provided in the Plan.

These modifications are made to the Plan with the intention that the Plan be compliant with the Salary Deferral Arrangement rules in Canada.

1. Award Settlement

After Rule 7.7, a new Rule 7.8 will be inserted as follows:

7.8 Accelerated Vesting:

a)	Any Award or Tranche which is not Vested by the end of the calendar year in which the second anniversary of the Award Date occurs shall Vest no later than the end of that calendar year. No Delivery or settlement shall take place later than the end of the calendar year in which the second anniversary of the Award Date occurs.

b)	If the relevant Award or Tranche is subject to Performance Conditions and it has not been determined whether or to what extent the Performance Condition has been satisfied in good time to allow Delivery or settlement of the Award or Tranche by the latest time specified in Rule 7.8(a), then Delivery shall be on the basis that the Performance Condition is assumed to be satisfied in full (subject to the application of Rule 7.8(d)).

c)	Where the Vesting of an Award is accelerated under this Rule 7.8 then until the Award has been Delivered, it shall remain subject to the provisions of the Plan providing for the forfeiture of Awards, which shall be applied as though the Award had not Vested until the date the Award would have Vested in the absence of this Rule 7.8.

d)	After the Delivery of an Award the Vesting of which is accelerated under this Rule 7.8, if circumstances occur such that, had the Award not been so accelerated it would have been forfeited under the Plan Rules prior to the Delivery Date of the Award that would have applied in the absence of that acceleration, or if and to the extent that any applicable Performance Condition which has been assumed to be satisfied in full is not fully satisfied, the Participant shall be obliged to pay to the Administrator on demand:

i)	the gross amount of any cash payment made to the Participant (prior to deduction of any taxes or social security contributions) in settlement of the Award; and

ii)	the market value at the time of Delivery, as determined by the Committee, of the gross number of DB Shares Delivered to the Participant in settlement of the Award.

In addition, subject to applicable law, any DB Group Company, with the written consent of the Participant, may reduce any sums otherwise payable to the Participant in satisfaction of that obligation, and/or may reduce the number of DB Shares subject to outstanding awards under the Plan or any other share plan operated by any DB Group Company by such number as the Committee considers to be appropriate in satisfaction of that obligation.

e)	The foregoing provisions of this Rule 7.8 relating to the time of Delivery or settlement of an Award or Tranche shall supersede any contrary provision of the Plan relating to the time of relevant Delivery or settlement.

Schedule 6: France

Addendum for Participants in France governing Qualified Free Shares Awards

1. Purpose

This schedule (“Schedule 6”) modifies the terms of the Deutsche Bank Equity Plan (the “Plan”) with respect to Awards which are intended to be Qualified Free Share Awards (as defined under paragraph 2 below) and are designated as such in the Award Statement.

The terms and conditions of this Schedule 6 are identical to the Plan except as provided below. They have to be read in conjunction with the Plan Rules. In the event of any conflict between the terms and conditions of this Schedule 6 and the Plan, the provisions of this Schedule 6 shall prevail for the grants made hereunder.

The purpose of this Schedule 6 is to ensure that Awards are in conformity with the applicable legislation, including the French legislation in relation to qualified plans in France, the Macron Law n° 2015-715 (article 153), with the intention that the beneficial corporate tax, social tax and income tax treatment applies to Awards.

DB is committed to ensuring that Schedule 6 is compliant with the French corporate law governing performance shares as well as CRD IV requirements affecting variable compensation settled in shares to any eligible Participants.

The provisions of the Macron Law are effective and applicable if and only if the Qualified Equity Plan is authorized by the ad hoc body of foreign company (which may be different from the body responsible for decisions related to share capital) after 8 August 2015 pursuant to article 135 of the Macron Law and the official comments in force as of 11 January 20161.

2. Definitions

The following definitions are added to Rule 2 of the Plan:

“Key Position Award” means an Annual Award for which the Vesting Date as stated in the Award Statement is the fourth anniversary of the Award Date, and which has a Retention Period which is stated in the Award Statement to end on the date one year after that Vesting Date. Participants will have no right to receive DB shares prior to the end of the one year retention period.

“Macron Law” means the French legislation (n° 2015-715 (article 153)) governing performance shares or any other equity awards authorised by an extraordinary general meeting or the ad hoc body of foreign company as from 8 August 2015.

“Qualified Free Share Award” means a qualified free share award within the meaning of:

-	Articles L.225-197-1 to L.225-197-6 of the French Commercial Code for legal purposes;

-	Article 80 quaterdecies of the French General Tax Code for tax purposes;

-	Articles L.242-1, L.137-13 and L.137-14 of the French Social Security Code for social security purposes.

[1]	BOI-RSA-ES-20-20-10-20 §460

The definition of “Award” in Rule 2 is replaced with the following provision:

“Award” means a conditional right to receive DB Shares (which are newly issued or existing DB Shares purchased by Deutsche Bank AG at no cost to the Participant) following the Release Date and which is designated as a Qualified Free Share Award in the Award Statement. An Award does not give a Participant a right to subscribe for unissued DB Shares.

The definition of “Subsidiary” in Rule 2 is replaced with the following provision:

“Subsidiary” means a company or other entity of which a Holding Company has a direct or indirect controlling interest or equity or ownership interest which represents more than fifty percent (50%) of the aggregate equity or ownership interest in that company or entity, and, in the case of a Subsidiary of Deutsche Bank:

•	in which at least 10% of the voting rights and/or equity is held directly or indirectly by Deutsche Bank AG;

•	which holds, directly or indirectly, at least 10% of the voting rights and/or equity in Deutsche Bank AG; or

•	which at least 50% of the equity or voting rights are held, directly or indirectly, by a company which itself holds at least 50% of Deutsche Bank AG

The definition of “Total Disability” in Rule 2 is replaced with the following provision:

“Total Disability” means a disability within the second and third categories as defined by Article L.341-4 of the French Social Security Code.

3. Interpretation

This Schedule 6 does not amend this Rule.

4. Awards

Rule 4 (Awards) of the Plan is amended as follows:

a) At the end of Rule 4.1 (Eligibility) of the Plan, the following wording is added:

Notwithstanding the above, DB Employees who are eligible to be granted Awards under Schedule 6 shall consist exclusively of employees who are resident in France for tax purposes and with a valid employment contract such as defined at Articles L.225-197-1 and L.225-197-2 of the French Commercial Code and/or corporate officers listed hereafter : “Président du Conseil d’Administration”, “Directeur Général”, “Directeurs Généraux délégués”, Members of the “Directoire”, “Gérant” of the “Société par actions” of Deutsche Bank AG or of any parent or subsidiary of Deutsche Bank AG, “Président” of the “Société par Actions Simplifiées”.

An Award may not be granted to employees or corporate officers holding more than 10% of the issued share capital of Deutsche Bank AG or any holder who, after having received DB Shares under this Schedule 6, would hold more than 10% of the issued share capital in Deutsche Bank AG.

b) At the end of Rule 4.2 (Terms of Awards) of the Plan, the following wording is added:

Awards will be settled only by delivery of DB Shares to the Participant. DB Shares that may be delivered pursuant to Awards granted under this Schedule 6 shall not exceed 10% of the share capital of Deutsche

Bank AG. Awards granted under this Schedule 6 are also subject to the terms and conditions set forth in this Schedule 6 and the terms of the Award Statement.

In case where awards would be made pursuant to a collective plan, the gap between the numbers of shares allocated to each employee cannot exceed a 1:5 ratio provided that such collective Award is funded by shares which lead Deutsche Bank to exceed 10% share capital threshold.

It is nevertheless expected that none of the Awards made in accordance with the Plan shall be part of a collective award of shares.

Notwithstanding any other provision of the Plan to the contrary (other than Rule 5.2 and Rule 8);

(a)	the transfer of Shares to the Participant must not be before the second (2nd) anniversary of the Award Date; and

(b)	for Key Position Awards, the transfer of Shares to the Participant must not be before the fifth (5th) anniversary of the Award Date.

c) A new Rule 4.3(g) is inserted as follows:

g)	that the Award is designated as a Qualified Free Share Award.

d) At the end of Rule 4.7 (Non-transferable Awards) of the Plan the following wording is added:

Further, a Participant to whom an Award under this Schedule 6 is granted shall have no shareholder rights including the right to vote or to receive dividends, until the Award is duly settled and the ownership of DB Shares is transferred to the Participant, after the Release Date. For the avoidance of doubt, for Awards subject to a Retention Period, the Participant shall not acquire shareholder’s rights earlier than the expiration of the applicable Retention Period.

DB Shares obtained by the Participant pursuant to Awards will be registered in the name of the Participant or be identifiable. They will be registered in the Company’s books in an individual account.

e) Rule 4.10 (Surrender of Award) is deleted and a new Rule 4.10 inserted as follows:

4.10 Restriction on sale of shares: Notwithstanding any provision of the Plan to the contrary, DB Shares acquired pursuant to an Award shall not be sold:

i.	Within ten (10) trading days before and within three (3) days after the publication of Deutsche Bank AG’s annual consolidated accounts, and;

ii.	Within a period starting with the date at which Deutsche Bank AG’s corporate officers have knowledge of information which, if it were made public, would have significant impact on the DB share’s value and ending ten (10) trading days after the information becomes public knowledge.

This Rule 4.10 shall not apply to the extent that the domestic legislation applicable to the Company provides similar restriction periods relating to sale of DB Shares and consequently, offers equivalent guarantees to those provisions of the French Commercial Code.

5.	Impact of termination of employment

Rule 5.3 (Termination resulting in forfeiture) of the Plan is amended by the addition of the following wording at the end:

Notwithstanding the above, where an Award (other than a Key Position Award) is granted in four Tranches, with the Vesting Date as specified in the Award Statement for the first and second Tranches being the second anniversary of the Award Date, the Vesting Date as specified in the Award Statement for the third Tranche being the third anniversary of the Award Date, and the Vesting Date as specified in the Award Statement for the fourth Tranche being the fourth anniversary of the Award Date, then the forfeiture provisions under Rules 5.3(b), (c) and (d) only will fall away for the first Tranche of that Award on the first anniversary of the Award Date.

Key Position Awards are subject to the provisions of Rule 5.3 from the Award Date to the fourth anniversary of the Award Date (or such other Vesting Date in accordance with the Plan Rules). Following the fourth anniversary of the Award Date, Key Position Awards are subject to the provisions of Rule 5.3(a) through to the Release Date as specified in the Award Statement (or such other Delivery Date in accordance with the Plan Rules).

6. General forfeiture

This Schedule 6 does not amend this Rule.

7. Award Settlement

Rule 7 (Award Settlement) of the Plan is amended as follows:

a) At the end of Rule 7.1 (a) of the Plan, the following sentences are added:

An Award must be settled by the Plan Administrator only in accordance with Rule 7.1(a). For the avoidance of doubt, the Plan Administrator will not have discretion as to the settlement of an Award made under this Schedule 6. Awards will be settled only by delivery of DB Shares to the Participant.

b) Rules 7.1 (b) and 7.1 (c) of the Plan are deleted by this Schedule 6.

c) Rules 7.2 “Payment” of the Plan is deleted by this Schedule 6.

d) At the end of Rule 7.4 “Tax and social security withholding” of the Plan, the following sentence is added:

If the Participant has exercised a professional activity in France prior to the Vesting Date, a withholding tax will be assessed on the portion of the vested gain related to the French source activity realized by the non-French tax resident Participant, in accordance with Article 182 A ter of the French tax code.

8. Corporate events

Rule 8 (Corporate events) of the Plan is amended as follows:

a) Rule 8.2 (Effect of Change of Control on Vested Awards subject to a Retention Period) is amended to read as follows:

Except as may otherwise be specified in a Participant’s Award Statement, on or before the occurrence of a Change of Control, the Committee shall have the discretion to determine as to whether the Retention Period to which a Vested Award (whether Vested pursuant to Rule 8.1 or otherwise) is subject shall be treated as ending before the Release Date specified in the Award Statement as a result of the Change of Control.

As per Article L.225-197-1 III of the French Commercial Code, in the event of the exchange of DB Shares without cash payment resulting from a merger occurring before the Vesting Date or during the Retention Period and in the event of share exchange resulting from a public offer, the provisions relating to Vesting and the Retention Period shall remain applicable, unless the Committee decides otherwise pursuant to Rule 8 of the Plan

b) At the end of Rule 8.4 (Changes in capitalisation), the following paragraphs are added:

Additional fractional shares or additional shares transferred as a result of this Rule will not be recognized as

Qualified Free Share Awards.

If any capital operation restrictively listed under Article L. 225-181 of the French Commercial Code is realized by the company, the Board or the Committee may adjust the number of Qualified Awards granted to the French Participants.

9. Administration

This Schedule 6 does not amend this Rule.

10. Amendment or termination of the Plan

Rule 10 (Amendment or termination of the Plan) of the Plan is amended as follows:

a) After Rule 10.2 (Amendment of the Plan), the following paragraph is added:

This Schedule 6 has been drafted based on French legislation in force at the present time. The Committee shall have discretion to amend any provisions of this Schedule 6 in order to take into account any amendment or modification of French legislation (including subsequent official comments from the French tax authorities). The Committee reserves the right to adjust or cancel Awards and consider any replacement awards in cash or in shares in case new legislation affecting these awards would contradict its compensation policy and notably DB Group governance rules adopted in conformity with CRD IV applicable legislation.

b) Rule 10.3 (Termination of Awards) of the Plan is deleted.

11. General

Rule 11.7 (No right to dividends) of the Plan is amended as follows:

An Award does not give any right to the Participant to receive dividends in relation to any DB Shares before the Award is duly Vested and the ownership of those DB Shares is transferred to the Participant.

12. Notices

This Schedule 6 does not amend this Rule.

13. Applicable law and jurisdiction

This Schedule 6 does not amend this Rule.

Schedule 7: New Hires

This schedule (“Schedule 7”) contains the rules of the Deutsche Bank Equity Plan applicable to Participants who become a DB Employee on or after 1 February 2014 (other than as a result of a DB Group Company acquiring or merging with a company or other entity which employed the Participant), whether or not they had previously been a DB Employee.

The rules of the Deutsche Bank Equity Plan apply to Awards granted under Schedule 7, and such rules are incorporated herein, except as amended by this Schedule 7.

If this Schedule 7 applies to an Award made under Schedule 1 to the Deutsche Bank Equity Plan (the Deutsche Bank Cash Plan), then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 1. If this Schedule 7 applies to an Award to a Participant who is subject to federal taxation in the United States of America, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 2. If this Schedule 7 applies to an Award to a Participant who is employed by a Russian employing company of the DB Group, then references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 4. If this Schedule 7 applies to an Award to a Participant who is subject to taxation in Canada, then the references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 5. If this Schedule 7 applies to an Award designated as a Qualifying Free Share Award in accordance with Schedule 6, then the references above to the Deutsche Bank Equity Plan shall be to that plan as amended by Schedule 6.

1. Definitions

The definition of “Career Retirement” in Rule 2 is replaced with the following:

“Career Retirement” means voluntary termination of employment as a DB Employee by a Participant who has complete years of age plus number of complete years of service as a DB Employee equalling 60 or more (“Rule of 60”), provided however that the Participant must have five or more complete years of consecutive service (the “Consecutive Service Requirement”) as a DB Employee on or before the most recent date of termination of employment and provided the Participant has made a valid Election to Career Retire in connection with the relevant Award. If the Consecutive Service Requirement is satisfied, the number of complete years of service used to calculate the Rule of 60 may also include any period of employment as a DB Employee prior to a break in continuous service. Where a Participant evidences to the satisfaction of the Committee (in its absolute discretion) within 3 months of the date the Participant becomes a DB Employee (or such longer period as the Committee may permit) that, had the Participant remained employed by the employer who employed the Participant immediately before the Participant became a DB Employee (the “Previous Employer”), the Participant would have been entitled to retire at some point within five years of the time the Participant became a DB Employee and retain outstanding awards made to the Participant by the Previous Employer, under a provision which is broadly equivalent to the Career Retirement provisions of this Plan (and which takes account of the age of the Participant), then the Rule of 60 shall not apply for the purpose of this definition but the Consecutive Service Requirement and the requirement to make an Election shall still apply. Where such a Participant who becomes a DB Employee on or after 1 January 2016 further so evidences that the Participant would, at the time of ceasing employment with the Previous Employer, have been entitled to retire and retain outstanding awards made to the Participant by the Previous Employer, under such a provision, then in addition to the Rule of 60 not applying, the Consecutive Service Requirement shall be reduced to three or more years of consecutive service (the “Reduced Consecutive Service Requirement”).

2. Termination resulting in forfeiture

Rule 5.3(c) shall be replaced with the following:

“without prejudice to the generality of Rule 5.3(b), an Annual Award that has not Vested shall be automatically forfeited if, at any time prior to the Vesting Date, a Participant who meets the Rule of 60 (where that rule applies for the purposes of the definition of “Career Retirement”) and Consecutive

Service Requirement (or Reduced Consecutive Service Requirement, as applicable) ceases to be a DB Employee by reason of the Participant resigning, giving notice of termination of, or voluntarily terminating employment with a DB Group Company in circumstances in which the Participant either failed to make an Election to Career Retire, or failed to respond to or follow the procedures outlined in Rule 4.6 or to submit an Election in accordance with those procedures in relation to such Annual Award and whose cessation of employment does not fall within the definition of Retirement, Public Service Retirement or Agreed Termination;”

Rule 5.3(f) shall be replaced with the following:

“without prejudice to the generality of Rule 5.3(e), an Upfront Award shall be automatically forfeited if, at any time prior to the Release Date, a Participant who meets the Rule of 60 (where that rule applies for the purposes of the definition of “Career Retirement”) and Consecutive Service Requirement (or Reduced Consecutive Service Requirement, as applicable) ceases to be a DB Employee by reason of the Participant resigning, giving notice of termination of, or voluntarily terminating employment with a DB Group Company in circumstances in which the Participant either failed to make an Election to Career Retire, or failed to respond to or follow the procedures outlined in Rule 4.6 or to submit an Election in accordance with those procedures in relation to such Annual Award and whose cessation of employment does not fall within the definition of Retirement, Public Service Retirement or Agreed Termination;”

Schedule 8: Severance Awards - Italy

Schedule governing Severance Awards for Participants in Italy

1. Purpose

This schedule (“Schedule 8”) modifies the terms of the Deutsche Bank Equity Plan (the “Plan”) with respect to Awards which are intended to be Severance Awards and are designated as such in the Award Statement.

Severance Awards are intended to be granted to DB Employees in Italy who are shortly to cease to be DB Employees, in circumstances where the Committee has determined that such an Award would be appropriate, taking into account the applicable regulatory framework. The purpose of Severance Awards is to seek to ensure that the interests of Participants continue to align with the interests of the DB Group following their ceasing to be DB Employees, notwithstanding Rule 1 of the Plan.

2. Application of Plan

The rules of the Plan, as amended by this Schedule 8, apply to Severance Awards granted under this Schedule 8.

3. Definitions

The following definition is added to Rule 2 of the Plan:

“Severance Award” means any Award referred to as a Severance Award in the Award Statement.

The definition of “Award” in Rule 2 is replaced with the following provision:

“Award” means a conditional right to receive DB Shares following the Release Date granted pursuant to this Plan which may be an Annual Award, New Hire Award, Off-cycle Award, Retention Award, Severance Award or Upfront Award. An Award does not give a Participant a right to subscribe for unissued DB Shares.

4. Award Statement

Rule 4.3(c) shall be replaced with the following:

“c) the type of Award (Annual, New Hire, Off-cycle, Retention, Severance or Upfront Award);”

5. Termination

A new Rule 5.1(f) shall be added as follows:

“f) in relation to Severance Awards only, ceasing to be a DB Employee as anticipated when the Severance Award was granted. “

6. Corporate Events

The heading of Rule 8.1 shall be changed to:

“8.1 Effect of Change of Control on Annual, New Hire, Off-cycle, Retention and Severance Awards:”